Exhibit 10(b)

Final Version as Executed

STOCK PURCHASE AGREEMENT

by and between

OVERSEAS PARTNERS LTD.

and

CATALINA HOLDINGS LTD.

Dated 3 September 2005

TABLE OF CONTENTS

1.	DEFINITIONS; INTERPRETATION.	1

1.1.	Definitions	1
1.2.	Meaning of References	6
1.3.	No Restrictive Interpretations	7
1.4.	Companies Act Definition	7
1.5.	References Include Subsidiary	7

2.	PURCHASE AND SALE OF SHARES.	7

2.1.	Purchase and Sale of Shares.	7
2.2.	Seller’s Covenant	7
2.3.	Consideration	7
2.4.	Closing	8
2.5.	Payment of Purchase Price; Delivery of Shares.	8
2.6.	Completion Simultaneous	8
2.7.	Rights Accruing to Shares	8
2.8.	Failure to Close	8
2.9.	Diminution in Value.	9

3.	CONDITIONS TO CLOSING.	9

3.1.	Conditions Precedent to Obligation of Buyer	9
3.2.	Conditions Precedent to Obligation of Seller	10

4.	WARRANTIES OF SELLER AND DISCLOSURE.	11

4.1.	Warranties	11
4.2.	Warranties Separate and Independent	11
4.3.	Warranties Remain Notwithstanding Closing	11
4.4.	When Limitations on Claims Not Applicable	11
4.5.	Liability May Be Released Without Affecting Buyer’s Rights	11
4.6.	No Other Warranties	12
4.7.	Disclosure Against Warranties of Seller	12
4.8.	Seller to Disclose Breaches Prior to Closing	13
4.9.	Seller to Deliver Pre-Closing Disclosure Letter	13

5.	WARRANTIES AND UNDERTAKINGS OF BUYER.	13

5.1.	Corporate Existence	13
5.2.	Authorization; Enforcement	14
5.3.	No Conflict	14
5.4.	Consents	14
5.5.	Litigation	14
5.6.	Financing	15
5.7.	Relevant Claims	15
5.9.	Ownership and Shareowners’ Equity	15

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5.10.	Buyer’s Undertakings	15
5.11.	Liability May Be Released Without Affecting Seller’s Rights	17
5.12.	Buyer to Disclose Breaches Prior to Closing	17
5.13.	When Limitations on Claims Not Applicable	17

6.	COVENANTS AND AGREEMENTS.	17

6.1.	Conduct of Business of the Company	17
6.2.	Restrictions	17
6.3.	Notification of Claims Settlement	19
6.4.	Access to Information; Due Diligence; Confidentiality; Publicity	19
6.5.	Approvals of Governmental Authorities	22
6.6.	Further Assurances	22
6.7.	Performance of Conditions	22
6.8.	Authority, Bank Accounts, Etc.	23
6.9.	Change of Name	23
6.10.	Severance Costs	24
6.11.	Acquisition Proposals	24

7.	INDEMNIFICATION; LIMITATION OF LIABILITY.	26

7.1.	Indemnification	26
7.2.	Procedures for Third Party Claims	28
7.3.	Procedures for the Warranties and Deadline for all Relevant Claims	30
7.4.	Interest	30
7.5.	Exclusive Remedy	30
7.6.	Buyer’s Remedies	31
7.7.	Disputes Over Size of Relevant Claim and the Amount of Any Actual Diminution in Value	31

8.	TERMINATION.	32

8.1.	Termination	32
8.2.	Effect of Termination	32

9.	MISCELLANEOUS PROVISIONS.	32

9.1.	Corporate Records	32
9.2.	Headings	32
9.3.	Schedules	33
9.4.	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies	33
9.5.	Assignment	33
9.6.	Entire Agreement	33
9.7.	Governing Law; Venue	33
9.8.	Notices	34
9.9.	Agent for Service of Process	35
9.10.	No Set Off	36
9.11.	Counterparts	36
9.12.	Expenses	36

9.13.	No Joint Venture or Partnership Intended	36
9.14.	Severability	36
9.15.	No Third Party Beneficiaries	36
9.16.	Dollar References	37

SCHEDULE 1 - KEY INFORMATION		38
Part 1 Details of the Company		38
Part 2 Details of the Subsidiary		39

SCHEDULE 2 - WARRANTIES		40

1.	Corporate Matters	40

1.1	Particulars of the Company	40
1.2	Constitution of the Company	40
1.3	Shares Free From Liens	40
1.4	Entire Issued Share Capital	40
1.5	Options	40
1.6	Statutory Books	40
1.7	No Interest in Other Companies	41
1.8	Certificate of Incorporation and By-laws	41
1.9	Corporate Existence of Seller	41
1.10	Authorisation and Enforcement	41

2.	Accounting and Records	42

2.1	General	42
2.2	Last Accounts	42
2.3	Annual Statements Etc.	42
2.4	Interim Accounts	42

3.	Current financial affairs	43

3.1	Financial Affairs Since Last Balance Sheet Date	43
3.2	Guarantees	43
3.3	Borrowings	43
3.4	Capital Commitments	43
3.5	Bank Accounts	43
3.6	Shareowners’ Equity	43

4.	Current Affairs	44

4.1	Affairs Since the Last Balance Sheet Date	44
4.2	Compliance with Laws	44
4.3	No Litigation	44
4.4	Licences, Permits, Consents and Authorities	44
4.5	Insurance Licence	44
4.6	Regulatory Filings	45
4.7	Finder’s Fees	45

4.8	No Power of Attorney	45
4.9	No Government Grants	45
4.10	No Winding Up	45
4.11	Company Not Insolvent	45
4.12	No Appointment of Receiver	45
4.13	No Distress	46
4.14	No Striking Off	46
4.15	No Unsatisfied Judgment	46

5.	Contracts and Commitments	46

5.1	Disclosure of Material Contracts	46
5.2	Characteristics of Contracts	47
5.3	Insolvency	47
5.4	Commissions and Similar Arrangements	47
5.5	Reserves	47
5.6	No Conflict	48

6.	Personnel	48

6.1	No Employees	48
6.2	Consultancy Agreements	48
6.3	No Disputes	49
6.4	No Final Salary Pension Schemes	49

7.	Property Matters	49

7.1	No Interest in Property	49
7.2	No Properties Ever Owned	49

8.	Assets	49

9.	Contracts with Connected Persons	49

10.	Insurance	50

10.1	Details of Insurance Policies	50
10.2	Insurance Policies Valid and Enforceable	50

11.	Taxation	50

11.1	Payment of or Accrual for Tax	50
11.2	Tax Since the Last Balance Sheet Date	50
11.3	Residence for Taxation Purposes	50
11.4	Bermuda Taxation	51
11.5	Payroll	51

12.	Intellectual Property and Computer Systems	51

12.1	Infringement by the Company	51
12.2	Licences to the Company	51

12.3	Sufficiency	52
12.4	Confidential Information of the Company	52
12.5	Confidential Information of Others	52
12.6	Trading Name	52
12.7	Maintenance Contracts	52
12.8	No Material Failures	52
12.9	Use of Hardware	52
12.10	Software Used by the Company	53
12.11	No Software Alterations Without Consent	53
12.12	Integrity Regularly Reviewed	53
12.13	No Fraud	53

SCHEDULE 3 - DIMINUTION IN VALUE		54

SCHEDULE 4 - THIRD PARTY CONSENTS AND APPROVALS REQUIRED UNDER SECTIONS 3.1.3(i) and 3.2.3(i)		59

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated 3 September 2005 (this “Agreement”), by and between Overseas Partners Ltd., a Bermuda company (“Seller”), and Catalina Holdings Ltd., a Bermuda company (“Buyer”).

WHEREAS, Seller owns beneficially and of record 100,000 fully paid up shares (the “Shares”) of the common shares, par value $10 per share (the “Common Shares”), of Overseas Partners Re Ltd., constituting all of the issued and outstanding shares of the capital stock of the Company; and

WHEREAS, Overseas Partners Re Ltd. owns beneficially and of record all of the common stock of Overseas Partners Assurance Ltd.; and

WHEREAS, Buyer desires to purchase, and Seller desire to sell to Buyer, the Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the respective warranties, covenants, agreements and conditions contained herein, each of the parties hereto agrees as follows:

1. DEFINITIONS; INTERPRETATION.

1.1. Definitions. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used herein, the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. The Company and the Subsidiary shall be deemed an Affiliate of Seller up to Closing and an Affiliate of Buyer (but not of Seller) from and after Closing.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Annual Statement” means the annual statement of the Company or the Subsidiary (as applicable) prepared in accordance with SAP, as filed with or submitted to the Bermuda Monetary Authority on the forms prescribed or permitted by the Bermuda Monetary Authority.

“Acquisition Proposal” has the meaning set forth in Section 6.11(a).

“Books and Records” means all of the books and records (including all data and other information stored on discs, tapes and other media) relating to the assets, Property, business and operations of the Company. Such books and records shall include the Insurance Licenses, the actuarial and pricing models, customer lists and historical data of the Company, and all items relating to the Company’s legal existence, stock ownership, corporate management or other corporate records of the Company.

“Business Day” means any day (that is not a Saturday or a Sunday or a public holiday) on which banks generally both in London and in Bermuda are open for the transaction of general banking business.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer’s Group Undertaking” means Buyer, a subsidiary undertaking or parent undertaking from time to time of Buyer or a subsidiary undertaking from time to time of a parent undertaking of Buyer and, for the avoidance of doubt, after Closing includes the Company, the Subsidiary and the Company’s other subsidiary undertakings (if any).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means the date on which Closing occurs or should occur pursuant to this Agreement.

“Common Shares” has the meaning set forth in the first recital of this Agreement.

“Confidential Information” means this Agreement and the other Transaction Documents (including negotiations relating thereto), the other agreements contemplated hereby or thereby, the schedules and exhibits thereto, the Disclosure Letter and all documents and information concerning each Disclosing Party or any of its Affiliates furnished to the relevant Receiving Party by such Disclosing Party or such Disclosing Party’s Representatives in connection with this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby.

“Company” means Overseas Partners Re Ltd. details of which are given in part 1 of Schedule 1 (Details of the Company).

“Companies Act” means the UK Companies Act 1985 (as amended).

“Contract” means any written contract, agreement, instrument, commitment or other arrangement.

“Disclosing Party” means a party to this Agreement that discloses Confidential Information pursuant to Section 6.4.

“Disclosure Letter” means a letter delivered by Seller to Buyer on or before the execution and delivery of this Agreement (including without limitation the documents attached to or listed in that letter and the schedules thereto) and (if relevant) a letter delivered by Seller to Buyer at Closing (including without limitation the information and documents attached to or listed in that letter and the schedules thereto), this Agreement and the Transaction Documents.

“Disclosed” means fairly disclosed by the Disclosure Letter, this Agreement or the Transaction Documents.

“Dispute” has the meaning set forth in Section 9.7(b).

“Expenses” means all out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“Former Employees” means the following former employees of the Company, namely, Mark Bridges, Lynda Davidson-Leader, Philip Birkby, Christopher Fleming, Chris Kirpalani, Scheraine Basden and Tonia Powell.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, arbitrator, administrative agency or commission, insurance or securities regulatory or self-regulatory body or securities or commodities exchange.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Insurance Licences” means “Company Insurance License” and “Subsidiary Insurance Licence” as defined in paragraph 1.2 of Schedule 2 to this Agreement.

“Intellectual Property” means all intellectual property, including patents, trade and service marks, trade names, domain names, right in designs, copyrights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these recognized anywhere in the world.

“Interim Accounts” means the unaudited consolidated financial statements of the Company and the Subsidiary as of and for the 6 month period ended 30 June 2005 together with all notes forming part of them.

“Knowledge” of Seller and other similar or derivative expressions means, collectively, the actual knowledge of each of the Former Employees, and such knowledge that Mark Bridges ought reasonably to have (not having made any enquiries of any third party) given his role as Chief Executive Officer of Seller.

“Last Accounts” means the audited consolidated balance sheet of the Company and the Subsidiary as at 31 December 2004 and the consolidated statements of: (i) income and comprehensive income, (ii) shareowner’s equity and (iii) cash flow of the Company and the Subsidiary in respect of the year ended on 31 December 2004 together in each case with all notes and reports required by Bermudian law or GAAP, as the case may be, to be annexed to them or forming part of them.

“Last Balance Sheet Date” means 30 June 2005.

“Letters of Release” means the letters of release (executed as deeds) relating to the Former Employees of the Company releasing the Company from all or any liability which the Company may have to such Former Employees howsoever arising.

“Lien” means any lien, encumbrance, pledge, mortgage, security interest, claim, charge, lease, option, right to acquire, right of pre-emption, right of first refusal, easement, servitude, equity, claim or other third party right having similar effect, restriction or other limitation (other than retention of title claims or liens arising in the ordinary course of business).

“Losses” means any and all damage, loss, liability and expense (including reasonable attorneys’ fees and reasonable expenses of investigation in connection with any action, suit or proceeding, but excluding any lost profits or punitive, special, exemplary, consequential, incidental or treble damages, or loss of business reputation) and (in the case of payments to be made by Seller) includes any amount payable under Section 7.1(k).

“Matching Offer” has the meaning set forth in Section 6.11(c).

“Name Change Period” means the period of time commencing on the actual Closing Date up to and including the date that is 30 Business Days after the date on which Buyer receives approval of any name change of the Company from the appropriate Governmental Authority.

“Notice” has the meaning set forth in Section 9.8.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Pre-Closing Balance Sheet” has the meaning given in Schedule 3, Paragraph 1.

“Proceedings” means any proceedings, suit or action arising out of or in connection with this Agreement and the Transaction Documents.

“Property” means real property or personal property, tangible or intangible.

“Purchase Price” has the meaning set forth in Section 2.3.

“Receiving Party” means a party to this Agreement that receives Confidential Information pursuant to Section 6.4.

“Relevant Claim” means a claim by Buyer or Seller (as applicable) for indemnification under or pursuant to the provisions of Section 6.10 and/or Section 7 (other than a claim pursuant to the Transitional Services Agreement).

“Representative” has the meaning set forth in Section 6.4(b).

“SAP” means the statutory accounting practices prescribed or permitted by the Bermuda Insurance Act of 1978, as amended, applied on a basis consistent with that of prior years (other than where a lack of consistency results from changes in the statutory accounting practices so prescribed or permitted).

“Schedule 3 Payment” means any amount by which, pursuant to Schedule 3, the Purchase Price is less than $170,500,000 and includes Seller suffering a reduction in the Purchase Price below $170,500,000 pursuant to Schedule 3;

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller’s Group Undertaking” means Seller or an undertaking which is, at the date of this Agreement, a subsidiary undertaking or parent undertaking of Seller or a subsidiary undertaking of a parent undertaking of Seller (but excluding the Company and the Company’s subsidiary undertakings).

“Seller Mark” has the meaning set forth in Section 6.9 (b).

“Shares” has the meaning set forth in the first recital of this Agreement.

“Shareowners’ Equity Warranty” means the Warranty set forth in paragraph 3.6 of Schedule 2.

“Subscription and Shareholders Agreement” has the meaning set forth in Section 5.7.

“Subsidiary” means Overseas Partners Assurance Ltd. details of which are given in part 2 of Schedule 1 (Details of the Subsidiary).

“subsidiaries” and any derivative thereof is to be construed in accordance with section 736 of the Companies Act.

“subsidiary undertakings” or “parent undertakings” and any derivative thereof is to be construed in accordance with section 258 of the Companies Act.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal on terms that Seller determines in good faith, taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to Seller than provided hereunder.

“Tax” or “Taxes” means all Bermuda taxes and taxes of any other jurisdiction (including, without limitation, income taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, employment and payroll-related taxes (including withholding taxes), property taxes, import duties and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

“Tax Return” means any tax return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Claim” has the meaning set forth in Section 7.2(a).

“Tillinghast” has the meaning set forth in Warranty 5.5 of Schedule 2.

“Tillinghast Actuarial Reports” has the meaning set forth in Warranty 5.5 of Schedule 2.

“Transaction Documents” means this Agreement, the Transition Services Agreement and each other document, agreement and certificate to be executed pursuant hereto or thereto.

“Transition Services Agreement” means the transition services agreement between Seller, Buyer and the Company to be dated the actual Closing Date providing for the provision of certain transition services by Seller to the Company.

“Warranties” means the warranties set out in Schedule 2 (Warranties) given by Seller in favour of Buyer.

1.2. Meaning of References. In this Agreement, unless the context requires otherwise, any reference to:

(a) a party or the parties is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees thereof;

(b) this Agreement includes the Schedules, which form part of this Agreement for all purposes;

(c) a statute or statutory provision includes any consolidation or re-enactment, modification or replacement of the same, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liabilities and obligations of either party to the other under this Agreement;

(d) the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

(e) a company shall be construed so as to include any company, corporation, other body corporate or partnership wherever and however incorporated or established;

(f) a document is to that document as varied, supplemented or replaced from time to time;

(g) any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

(h) writing shall include any modes of reproducing words in a legible and non-transitory form;

(i) a Schedule 3 Payment being made or paid shall include Seller suffering a reduction in the Purchase Price below $170,500,000; and

(j) the terms “indemnify”, “indemnifies”, “indemnity” or “indemnification” or similar terms in relation to payment to be made by Seller shall include payment (if any) to be made pursuant to Section 7.1(k).

1.3. No Restrictive Interpretations. In this Agreement, unless otherwise provided herein, general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, Schedule, subsection, paragraph or clause.

1.4. Companies Act Definition. In this Agreement, unless the context otherwise requires, any word and expression defined in the Companies Act and not defined in this Agreement shall bear the meaning ascribed to it in that Act.

1.5. References Include Subsidiary. In Schedule 2 (Warranties), references to the Company shall be deemed to include a corresponding reference to the Subsidiary (save where otherwise stated).

2. PURCHASE AND SALE OF SHARES.

2.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth herein, Seller agrees to sell, transfer and deliver to Buyer, free and clear of all Liens, and Buyer agrees to purchase from Seller, the entire legal and beneficial ownership in the Shares for the Purchase Price.

2.2. Seller’s Covenant. Seller covenants that:

(a) it has full power and the right to transfer the legal and beneficial title in the Shares; and

(b) the Shares are and shall on Closing be free from all Liens.

2.3. Consideration. As consideration for the purchase of the Shares and the other covenants and agreements contained herein, Buyer shall pay to Seller on the Closing Date an amount equal to $170,500,000, adjusted (if relevant) as provided in Schedule 3 (the “Purchase Price”).

2.4. Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place (i) at the offices of Seller at Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda at 10:00 a.m., Bermuda time, on the 3rd Business Day following satisfaction or waiver of the last condition to Closing set forth in Sections 3.1.3 and 3.2.3 (or such later date for Closing as Schedule 3 shall specify), or (ii) at such other place, time or date as the parties may mutually determine in writing.

2.5. Payment of Purchase Price; Delivery of Shares.

(a) Buyer shall deliver to Seller at Closing by wire transfer immediately available funds in an amount equal to the Purchase Price. Such wire transfer shall be directed to a bank account designated in writing by Seller at least 2 Business Days prior to the Closing Date.

(b) Seller shall deliver to Buyer at Closing a certificate or certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer reasonably acceptable to Buyer.

2.6. Completion Simultaneous. Buyer shall not be obliged to complete the purchase of the Shares unless the sale of all of the Shares is completed simultaneously.

2.7. Rights Accruing to Shares. As from Closing, Buyer shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, made or paid by the Company on or after the date of this Agreement.

2.8. Failure to Close. (a) If Seller or Buyer (the “Defaulting Party”) shall fail to comply with and perform on or before the Closing Date any of the material terms, covenants and obligations which this Agreement requires them to comply with and perform on or by that date and as specified in Section 2.8 (c) below (the “Relevant Provisions”) then Buyer or Seller as applicable (the “Non-Defaulting Party”) shall in addition to and without prejudice to any other remedies that it may have against the Defaulting Party be entitled by notice in writing to the Defaulting Party to:

(i) defer Closing to a date not less than 5 Business Days nor more than 10 Business Days following the date on which Closing should have taken place (and so that the provisions of this Section 2 shall apply to Closing as so deferred) and upon service of such notice it shall become and be a term of this Agreement, in respect of which time shall be of the essence, that the Defaulting Party shall complete on the date specified; or

(ii) proceed to Closing so far as is practicable,

provided that the rights under this Section 2.8 will not be available to any party which has itself failed to comply with and perform on or by the Closing Date any of the Relevant Provisions which this Agreement requires it to comply with and perform on or by that date and provided that if Buyer is the Defaulting Party it shall pay to Seller interest calculated on a day to day basis on the Purchase Price at the annual rate of 2% above the prime rate from time to time of Citibank NA (both after as well as before any judgment) from the date originally fixed for Closing until the date on which Closing actually takes place.

(b) If the Non-Defaulting Party serves notice under Section 2.8 (a)(i) and the Defaulting Party shall fail to close in accordance with that Section then the Non-Defaulting Party shall be entitled to terminate this Agreement (without prejudice to the provisions of Section 8).

(c) Relevant Provisions to be complied with by Seller: Sections 2.5(b), 3.1.4, 3.1.5, 3.1.6, 3.1.7, 3.1.9 and 6.5. Relevant Provisions to be complied with by Buyer: Sections 2.3, 2.5(a), 3.2.4, 3.2.5 and 6.5.

2.9. Diminution in Value. The provisions of Schedule 3 shall take effect as if set out in this Section 2.9.

3. CONDITIONS TO CLOSING.

3.1. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate Closing is subject to satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Buyer on or prior to the Closing Date):

3.1.1. Compliance by Seller. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with and performed by them in all material respects other than in relation to Sections 3.1.4 to 3.1.8 which shall have been complied with and performed by Seller on or prior to the Closing Date.

3.1.2. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of Closing shall be in effect.

3.1.3. Consents and Approvals. All consents, approvals, authorizations, licenses, permits and orders of, registrations and filings with, and notices to (i) any third parties required pursuant to the terms of the agreements or instruments to which the Company is a party listed in Schedule 4 or (ii) the Bermuda Monetary Authority or any other Governmental Authority related to the acquisition or control of the Company, required in connection with the consummation of the transactions contemplated hereby or by the Transaction Documents shall have been duly obtained, made or given. Such consents, approvals, authorizations, licenses, permits and orders of, registrations and filings with, and notices shall be in full force and effect at the Closing, without the imposition on the Company or Buyer of any conditions or limitations that Buyer reasonably deems to be materially burdensome.

3.1.4. Books and Records. Seller shall have delivered to Buyer originals or copies of the Books and Records.

3.1.5. Resignation of Directors. Buyer shall have received the written resignation of each director and officer of the Company and the Subsidiary, effective as of the Closing Date.

3.1.6. Letters of Release. Buyer shall have received the Letters of Release duly executed by the Former Employees, effective as of the Closing Date.

3.1.7. Corporate Action. (a) Seller shall have delivered to Buyer a certificate of its secretary or assistant secretary certifying as to (i) the resolutions of its board of directors approving the Transaction Documents and authorizing the consummation of the transactions contemplated thereby and (ii) the incumbency and signatures of Seller’s officers executing any of the Transaction Documents to which it is a party.

(b) Buyer shall have received from the Company a certificate of its secretary or assistant secretary certifying as to (i) the resolutions of its board of directors relating to the resignations described in Section 3.1.5 above and the transactions contemplated by any of the Transaction Documents to which the Company is a party (other than the Transitional Services Agreement) and (ii) the incumbency and signatures of its officers executing any of such Transaction Documents.

3.1.8. Financing. All conditions precedent to draw down under the senior debt facility agreement between Buyer and Barclays Bank plc dated the same date as this Agreement (other than any condition relating to completion of this Agreement) shall have been satisfied or waived.

3.1.9. Transaction Documents. The Transaction Documents shall have been duly executed and delivered by Seller or any of its Affiliates that are parties thereto.

3.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Seller on or prior to the Closing Date):

3.2.1. Compliance by Buyer. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with and performed by it in all material respects other than in relation to Section 2.5 (a) which shall be complied with and performed by Buyer at Closing.

3.2.2. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of Closing shall be in effect.

3.2.3. Consents and Approvals. All consents, approvals, authorizations, licenses, permits and orders of, registrations and filings with, and notices to (i) any third parties required pursuant to the terms of the agreements or instruments to which the Company is a party listed in Schedule 4 or (ii) the Bermuda Monetary Authority or any other Governmental Authority related to the acquisition or control of the Company, required in connection with the consummation of the transactions contemplated hereby or by the Transaction Documents shall have been duly obtained, made or given. Such consents, approvals, authorizations, licenses, permits and orders of, registrations and filings with, and notices shall be in full force and effect at the Closing, without the imposition of any conditions or limitations that are unacceptable to Seller in its reasonable judgment.

3.2.4. Corporate Action. Seller shall have received from Buyer a certified copy of (i) the resolutions of its board of directors approving the relevant Transaction Documents and authorizing the consummation of the transactions contemplated hereby or any of the Transaction Documents to which Buyer is a party and (ii) the incumbency and signatures of Buyer’s officers executing any of the Transaction Documents to which it is a party.

3.2.5. Transaction Documents. The relevant Transaction Documents shall have been duly executed and delivered by Buyer and any of its Affiliates that are parties thereto.

4. WARRANTIES OF SELLER AND DISCLOSURE.

4.1. Warranties. Seller warrants at the date hereof and at the actual Closing Date to Buyer in the terms set out in Schedule 2 of this Agreement provided that Seller shall have the right to deliver an updated Disclosure Letter to Buyer at Closing and each matter, event or circumstance Disclosed therein, if and to the extent that such matter, event or circumstance arises or occurs after the date of this Agreement but on or prior to the actual Closing Date, shall be disclosed against the Warranties as repeated at Closing provided that no such updated disclosure shall be treated as being made against the Shareowners’ Equity Warranty.

4.2. Warranties Separate and Independent. Seller agrees that each of the Warranties is separate from and independent of any other Warranty.

4.3. Warranties Remain Notwithstanding Closing. Seller acknowledges that Buyer has entered into this Agreement upon the basis of the Warranties and accordingly the Warranties together with any other provisions of this Agreement which shall not have been fully performed at Closing shall, subject to the provisions of this Agreement, remain in force notwithstanding that Closing shall have taken place.

4.4. When Limitations on Claims Not Applicable. The limitations contained in Section 7 shall not apply to any claim which arises as the consequence of any proven fraud or fraudulent misrepresentation. The limitations in Section 7.1(a), (h) and (j) and Section 7.3 shall not apply to any claim under the Warranties which arises as a consequence of any proven wilful concealment. A claim which arises as the consequence of proven wilful concealment is a claim which arises as the consequence of any matter which is within the actual knowledge of the Former Employees and which any of such persons were actually aware at the time of such wilful concealment would result in a breach of Warranty, unless that matter was not disclosed because of an innocent oversight or otherwise in good faith by the person who was so aware.

4.5. Liability May Be Released Without Affecting Buyer’s Rights. Any liability of Seller to Buyer and/or any right of Buyer under this Agreement may, in whole or in part, be released or compromised or time or indulgence may be given by Buyer in respect of it without in any way prejudicing or affecting its rights against Seller in respect of any other liability of Seller or right of Buyer.

4.6. No Other Warranties. Buyer agrees that it has not entered into this Agreement in reliance on any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) other than as set out in this Agreement or any other Transaction Document. Buyer acknowledges that Seller is not liable for and no Seller’s Group Undertaking shall have any liability to Buyer (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) that is not set out in this Agreement or any other Transaction Document. A Seller’s Group Undertaking may enforce the terms of this Section 4.6 subject to and in accordance with the provisions of the UK Contracts (Rights of Third Parties) Act 1999 but termination or variation of this Agreement shall not require the consent of any Seller’s Group Undertaking other than Seller.

If this Agreement or any other Transaction Document contains an untrue, inaccurate or misleading statement made by Seller and that statement also constitutes a misrepresentation which Buyer relied on in entering this Agreement, Buyer’s only remedy in respect of that statement is under Section 7 of this Agreement unless such misrepresentation has been proven to be made fraudulently. For the avoidance of doubt, Seller is not liable (in equity or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) in respect of that misrepresentation unless it has been proven to be made fraudulently and Buyer shall not be entitled to terminate or rescind this Agreement as a result of that statement or misrepresentation unless it has been proven to be made fraudulently.

Buyer acknowledges and agrees that, otherwise than as expressly set out in Schedule 2 (Warranties), Seller gives no warranty, representation or undertaking as to the accuracy or completeness of any of the forecasts, estimates, projections, statements of intent or statements of opinion provided to Buyer or any of its advisers and agents (howsoever provided).

4.7. Disclosure Against Warranties of Seller. The warranties of Seller set out in Schedule 2 (Warranties) are qualified by:

(a) in relation to the Warranties given at the date of this Agreement only, the facts and circumstances Disclosed in the Disclosure Letter dated the same date as this Agreement;

(b) in relation to the Warranties given as at the actual Closing Date only, the facts and circumstances Disclosed in the Disclosure Letter dated the same date as the actual Closing Date, if and to the extent such fact or circumstance arises or occurs after the date of this Agreement but on or prior to the actual Closing Date;

(c) all matters registered in respect of the Company and the Subsidiary with the Bermuda Monetary Authority and the Bermuda Registrar of Companies and all matters registered against the Shares of the Company at the Bermuda Registrar of Companies;

(d) all matters which have been disclosed to Buyer or its agents or advisers as a result of searches of the Registrar of Companies in Bermuda and the Supreme Court of Bermuda dated 2 September 2005;

(e) all matters which ought reasonably to have been Disclosed to Buyer by its inspection of each register, minute book and other book required to be kept by the Company and the Subsidiary under the Bermuda Insurance Act of 1978 and the Bermuda Companies Act 1981;

(f) all matters Disclosed in the Last Accounts, in the Interim Accounts, and in the Annual Statements of the Company and the Subsidiary in respect of the year ended on 31 December 2004;

(g) all matters Disclosed in the Tillinghast Actuarial Reports;

(h) in relation only to the Warranties as repeated as at the actual Closing Date, any matters discovered as a result of any investigation, access and examination by Buyer pursuant to Section 6.4(a) to the extent that such matters arise or occur after the date of this Agreement but on or prior to the actual Closing Date;

(i) all matters Disclosed in or by the documents or other information as attached to or listed in the Disclosure Letter dated the same date as this Agreement which have already been supplied or made available to Buyer and its Representatives by Seller or any of its Representatives – if there is any inconsistency between the facts set out or referred to in any of those documents and other information and the facts stated in this Agreement and the Disclosure Letter, the provisions of this Agreement and the Disclosure Letter shall prevail and Seller shall not be liable to Buyer for any inconsistency between the two; and

(j) all matters disclosed to Buyer in the due diligence reports prepared by PricewaterhouseCoopers LLP dated 27 July 2005 and 12 August 2005, by Mayer, Brown, Rowe & Maw LLP dated 2 September 2005, by Mello Jones and Martin dated 2 August 2005 and any other reports prepared by Buyer’s advisers for Buyer;

and the Seller is not nor shall it be deemed to be in breach of any of the Warranties as referred to above.

4.8. Seller to Disclose Breaches Prior to Closing. Seller shall promptly upon becoming aware of the same disclose to Buyer in writing any matter, event or circumstance which Seller shall have discovered to have occurred or to exist prior to Closing which causes or constitutes a breach of any of the Warranties.

4.9. Seller to Deliver Pre-Closing Disclosure Letter. Seller shall (if relevant) deliver to Buyer no later than 2 Business Days prior to Closing a draft of an updated Disclosure Letter.

5. WARRANTIES AND UNDERTAKINGS OF BUYER.

Buyer hereby warrants to Seller in the terms set out in Section 5.1 to Section 5.9 inclusive at the date hereof and at the actual Closing Date.

5.1. Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Bermuda.

5.2. Authorization; Enforcement. Buyer has the full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. Buyer has taken all necessary corporate action to duly and validly authorize its execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Buyer and, prior to or at Closing, each of the Transaction Documents to which Buyer is a party will be duly executed and delivered by Buyer. This Agreement, assuming due execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally. Upon Closing, each of the Transaction Documents to which Buyer is a party, assuming due execution and delivery by the other parties thereto, will constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors rights generally.

5.3. No Conflict. Neither the execution, delivery and performance by Buyer of this Agreement or any of the Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the memorandum of association or by-laws of Buyer that is a party thereto; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract to which Buyer is a party or by or to which it or its assets or Properties may be bound or subject, other than any violation, conflict, breach or default which would not, individually or in the aggregate with all such other violations, conflicts, breaches or defaults, have a material adverse effect on the ability of Buyer to execute and deliver this Agreement or any Transaction Agreement to which it is a party, perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby or thereby; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon, Buyer or the business, Properties or assets of Buyer or (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Buyer or to the business, Properties or assets of Buyer.

5.4. Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Authority, is required to be obtained, made or given by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for the consents, filings and/or notices required under the insurance and exchange control laws of the Islands of Bermuda.

5.5. Litigation. There are no actions, suits, proceedings, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened that question the validity of this Agreement in so far as they relate to Buyer or any action taken by Buyer pursuant to this Agreement or the transactions contemplated hereby or which would in any way seek to prevent, enjoin, alter or delay any transaction contemplated by this Agreement or any Transaction Document.

5.6. Financing. Buyer has available on a conditional basis (a) from equity commitments from Pall Mall Bermuda Limited and Royal Bank Investments Limited pursuant to the subscription and shareholders agreement (the “Subscription and Shareholders Agreement”) between (1) Marwyn (Catalina) LLP (2) Chris Fagan (3) Dean Dwonczyk (4) Pall Mall Bermuda Limited (5) Royal Bank Investments Limited and (6) Buyer dated the same date as this Agreement (“Equity Commitments”) and/or (b) from debt funding made available under the senior debt facility agreement between the Buyer and Barclays Bank plc dated the same date as this Agreement (“Debt Funding Agreement”), all the cash that Buyer will need on the Closing Date to consummate the purchase of the Shares and pay the Purchase Price to Seller. In Buyer’s opinion, all conditions precedent to the Equity Commitments are customary and not unusual for transactions of this nature. In Buyer’s opinion, all conditions precedent to the Debt Funding Agreement are customary and not unusual for transactions of this nature.

5.7. Relevant Claims. Buyer is not actually aware as at the date of this Agreement of any fact, matter or circumstance which might entitle it either at Closing or with the passing of time to make a Relevant Claim of any amount against Seller (without regard to Section 7.1(a)(i)).

5.8. Insolvency and Winding-up. (a) Buyer is not insolvent or unable to pay its debts within the meaning of section 162 of the Bermuda Companies Act 1981 (as amended).

(b) Buyer is in good standing and no application has been made to strike Buyer off the register and, so far as Buyer is aware, the Bermuda Registrar of Companies has not taken any steps in contemplation of striking it off the register.

5.9. Ownership and Shareowners’ Equity. Buyer’s shareholders will be at the Closing Date the parties to the Subscription and Shareholders Agreement (other than the Buyer) who will at Closing hold the following percentages of Buyer’s issued and fully paid up preference share capital: Pall Mall Bermuda Limited (40%), Royal Bank Investments Limited (40%), Marwyn (Catalina) LLP (8%), Chris Fagan (8%) and Dean Dwonczyk (4%). The total subscription monies due on completion of the Subscription and Shareholders Agreement are $88,210,000.

5.10. Buyer’s Undertakings. (a) Buyer (for itself and as agent and trustee for each Buyer’s Group Undertaking) undertakes to Seller (for itself and as agent and trustee for each Seller’s Group Undertaking) that (in the absence of proven fraud) Buyer: (i) has no rights against; and (ii) may not make any claim against, any employee, director, agent, officer or adviser of any member of the Seller’s Group Undertaking on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document.

(b) After Closing, Buyer shall when requested by Seller from time to time from the date of this Agreement until the latest of (i) the termination of the Transition Services Agreement, (ii) 31 October 2005, and (iii) when there are no longer any outstanding claims against Seller under this Agreement or the Transaction Documents, provide Seller and its representatives with reasonable access during regular business hours upon reasonable prior notice and under other reasonable circumstances to the:

•	Books and Records and Contracts and facilities of the Company and the Subsidiary, including, without limitation, the documents attached to or listed in the Disclosure Letter which are in the possession of Buyer and the Company, the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Company and the Subsidiary;

•	directors, officers and employees of the Company and the Subsidiary; and

•	auditors of the Company and the Subsidiary and use reasonable endeavours to procure that the auditors (both past and current) of the Company and the Subsidiary make available their audit working papers in respect of audits of the Company’s and the Subsidiary’s accounts for any relevant accounting period (but not so as to require Buyer, the Company or the Subsidiary to give any indemnity or waiver in relation thereto), in each case, at Seller’s expense, for the purposes of the proper performance of Seller’s obligations under the Transition Services Agreement, enforcing its rights under the Transaction Documents and defending any Relevant Claims or other claims under the Transaction Documents, subject always to Seller maintaining confidentiality in accordance with Section 6.4(b) to (d) in relation to any information and documents obtained pursuant to this Section 5.10(b) (“Documents and Information”). Buyer shall cooperate, and shall use reasonable endeavours to cause the Company and Buyer’s and the Company’s respective employees, agents and representatives, including (at Seller’s expense in respect of reasonable costs and expenses) their respective counsel and independent auditors/public accountants, to cooperate, as reasonably requested with Seller and its representatives in connection with the provision of access to Seller and its representatives to the Documents and Information at Seller’s expense. Buyer shall permit Seller (at Seller’s expense) to take copies of the Documents and Information.

(c) Buyer shall, and shall ensure that the Company and the Subsidiary will, preserve all Documents and Information and all other documents, records, correspondence, accounts and other information whatsoever relevant to a matter which is required for the proper performance of Seller’s obligations under the Transition Services Agreement, enforcing Seller’s rights under the Transaction Documents, or in relation to a Relevant Claim or other claims under the Transaction Documents.

(d) Buyer (for itself and as agent and trustee for each Buyer’s Group Undertaking excluding Nikko Principal Investments Limited and Royal Bank of Scotland (Equity Finance)) is aware of and acknowledges that Seller intends to be wound up and to distribute the net proceeds of such winding up (after the expenses of winding up and repayment of its creditors) to its shareholders as soon as practicable after the Closing Date (the “Winding Up”) and with this in mind: (i) undertakes to Seller (for itself and as agent and trustee for each Seller’s Group Undertaking) that Buyer shall not take any action or steps to prevent or delay such winding up; and (ii) shall when reasonably requested by Seller to do so (and at Seller’s sole expense) take all such action or steps required to enable Seller to be wound up (including signing any consent to such winding up), provided that nothing in this Section 5.10(d) shall prevent Buyer from bringing any claims and pursuing any of its rights against Seller pursuant to the terms of this Agreement.

5.11. Liability May Be Released Without Affecting Seller’s Rights. Any liability of Buyer to Seller and/or any right of Seller under this Agreement may, in whole or in part, be released or compromised or time or indulgence may be given by Seller in respect of it without in any way prejudicing or affecting its rights against Buyer in respect of any other liability of Buyer or right of Seller.

5.12. Buyer to Disclose Breaches Prior to Closing. Buyer shall promptly upon becoming aware of the same disclose to Seller in writing any matter, event or circumstance which Buyer shall have discovered to have occurred or to exist prior to Closing which causes or constitutes a breach of any of the warranties set out in Sections 5.1 to 5.9 inclusive.

5.13. When Limitations on Claims Not Applicable. The limitations contained in Section 7 shall not apply to any claim which arises as the consequence of any proven fraud or fraudulent misrepresentation. The limitations in Section 7.1 (b) and Section 7.3 shall not apply to any claim under the warranties given by Buyer which arises as the consequence of any proven wilful concealment. A claim which arises as the consequence of proven wilful concealment is a claim which arises as the consequence of any matter which is within the actual knowledge of Christopher Fagan and which he is actually aware at the time of such wilfil concealment would result in a breach of warranty given by Buyer, unless that matter was not disclosed because of an innocent oversight or otherwise in good faith by Christopher Fagan.

6. COVENANTS AND AGREEMENTS.

6.1. Conduct of Business of the Company. Except as otherwise contemplated by this Agreement or specifically consented to in writing by Buyer, from the date hereof up to and including the Closing Date, Seller shall cause the Company and the Subsidiary to be run in consultation so far as is practicable with Buyer (having regard to Buyer’s interest in the Company and the Subsidiary but not being bound by Buyer’s wishes), and in particular the Company and the Subsidiary shall (i) maintain insurance coverages (other than reinsurance) consistent with past practices, (ii) comply in all material respects with all applicable laws and (iii) perform its obligations under all Contracts to which it is a party or by which it is bound and (iv) consult in advance with Buyer so far as practicable (having regard to Buyer’s interest in the Company and the Subsidiary but not being bound by Buyer’s wishes) on all material decisions taken in relation to the Company and the Subsidiary or their respective Contracts, assets or liabilities. Buyer agrees that it shall not unreasonably withhold or delay any consent which is required by Seller under this Section 6.

6.2. Restrictions. (a) Except as otherwise contemplated by this Agreement or specifically consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed), from the date of this Agreement up to and including the Closing Date, Seller shall not permit the Company or the Subsidiary to take any of the following actions:

(i) amend its organizational documents or by-laws;

(ii) declare or pay any dividend or make any other distributions to its shareholder or make any direct or indirect reduction, repayment, redemption, retirement, purchase or other acquisition of any shares of its capital stock;

(iii) issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv) hire any employees;

(v) incur or assume any Liability for borrowed money or guarantee any such Liability (other than in the ordinary course of business of the Company or the Subsidiary (as applicable)). “Liability” in this Section 6.2(v) means, any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility (whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) and regardless of when such liability or obligation was or is asserted;

(vi) subject any of its Property or assets to any Lien (other than Liens for Taxes not yet due and other than Liens in the ordinary course of business of the Company or the Subsidiary (as applicable));

(vii) enter into any new agreement or arrangement with Seller or any of its Affiliates;

(viii) make any change in any method of accounting or accounting practice or policy that would be binding on the Company or the Subsidiary (as applicable) following the Closing Date, other than those required by SAP or GAAP;

(ix) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any Person or division thereof or otherwise acquire or agree to acquire any assets;

(x) enter into any lease of Property;

(xi) enter into any other material agreement or arrangement with any party with a value in excess of $500,000 including any other definitive agreement to novate, commute or otherwise transfer the risk associated with any policy, or novate any debts owed to the Company in excess of $500,000, or write down any debts owed to the Company by $500,000 or more;

(xii) except as otherwise provided for herein, issue or renew any policies of insurance or reinsurance or accept any cessions (other than cessions with respect to in-force or expired reinsurance agreements) under any contracts of assumed reinsurance (other than in the ordinary course of business of the Company or the Subsidiary (as applicable));

(xiii) enter into any other agreement or transaction not in the ordinary course of business;

(xiv) take any action inconsistent with any of the provisions of this Agreement;

(xv) enter into any borrowing, factoring or other financing or lending commitments;

(xvi) agree, whether in writing or otherwise, to do any of the foregoing.

6.3. Notification of Claims Settlement. Seller shall provide prior written notice to Buyer of any intended claims settlement of an amount in excess of $250,000 and shall obtain Buyer’s written approval (not to be unreasonably withheld or delayed) before entering into any such claims settlement.

6.4. Access to Information; Due Diligence; Confidentiality; Publicity. (a) Prior to the Closing Date, Buyer shall be entitled, through its employees, agents and representatives, to make such reasonable investigation of the assets, liabilities, financial condition, Properties, business and operations of the Company and the Subsidiary as Buyer may reasonably deem necessary or appropriate, and for such purposes to have access to the Books and Records and Contracts and facilities of the Company and the Subsidiary, and access to the personnel of the Company, the Subsidiary, Seller and its Affiliates with respect to the Company and the Subsidiary, including an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Company and the Subsidiary. In relation only to the Warranties as repeated at Closing, any matter, event or circumstance discovered as a result of any such investigation, access and examination shall to the extent that such matter, event or circumstance arises or occurs after the date of this Agreement but on or prior to the actual Closing Date be disclosed against such Warranties. Any such investigation, access and examination shall be conducted during regular business hours upon reasonable prior notice and under other reasonable circumstances, and Seller shall cooperate, and shall cause the Company and the Subsidiary, and Seller’s, the Company’s and the Subsidiary’s respective employees, agents and representatives, including their respective counsel and independent public accountants, to cooperate, as reasonably requested with such employees and representatives in connection with such investigation, access and examination. Seller shall reasonably cooperate, and shall cause the Company and the Subsidiary to reasonably cooperate, with Buyer in the conduct of Buyer’s examination of the business operations and financial condition of the Company and the Subsidiary.

(b) Following the date hereof, each relevant Receiving Party will keep confidential and will not disclose any Confidential Information to, and will cause its respective officers, directors, employees, agents, investment bankers, attorneys, financial advisers, providers of finance or other representatives (collectively “Representatives”) to keep confidential and not disclose any Confidential Information to any Person (other than any Affiliate or

Representative who needs to know such Confidential Information for the purposes of assisting or advising Seller or Buyer (as applicable) with the consummation of the transactions contemplated hereby or by any of the other Transaction Documents and the proper carrying out of his/her employment by or role within Seller or Buyer (as applicable)), unless:

(i) compelled to disclose by judicial or administrative process or required to disclose by law (including securities laws), regulations or rules of any applicable regulatory authority or stock exchange (including in connection with obtaining the necessary approvals of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby); or

(ii) required to be disclosed in relation to the performance of a Receiving Party’s obligations or in pursuit of its rights or in the exercise of its remedies hereunder or under the other Transaction Documents.

(c) The confidentiality provisions in Section 6.4(b) shall not apply to the extent that such Confidential Information can be shown to have been:

(i) previously known or later acquired by the relevant Receiving Party where such Confidential Information was made known to such Receiving Party on a non-confidential basis from a third party source which is not known by such Receiving Party to be bound by any duty of confidentiality (whether of a contractual, fiduciary or other legal nature) to any other party; or

(ii) in the public domain (either prior to or after the furnishing of such Confidential Information hereunder) through no fault of such Receiving Party or any of such Receiving Party’s Affiliates or their respective Representatives; or

(iii) has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Section 6.4.

(d) Notwithstanding the provisions of Section 6.4(b) above and Section 6.4(e) below:

(i) the foregoing restrictions will not apply to Buyer’s use of any Confidential Information concerning the business of the Company upon consummation of the Closing;

(ii) each Receiving Party (and each of their respective Affiliates and Representatives) may disclose to any and all persons, without limitation of any kind, the structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) that are provided to them related to such structure and tax aspects;

(iii) each Receiving Party may disclose Confidential Information to the professional advisers, auditors or bankers of that Receiving Party or in the case of Buyer of its equity investors, in each case, who need to know such Confidential Information for the purposes of assisting or advising such Receiving Party with the consummation of the transactions contemplated hereby or by any of the other Transaction Documents; and/or

(iv) each party to this Agreement may disclose Confidential Information to any other person or party with the consent of the other party to this Agreement.

(e) Except for disclosures to and discussions with the Bermuda Monetary Authority and any nationally recognized statistical rating agency, and except as and to the extent required by law or the rules of any applicable regulatory authority or stock exchange or necessary or desirable in connection with any periodic reports filed pursuant to the US Securities Exchange Act of 1934, as amended, without the prior written consent of the other party hereto, neither Seller nor Buyer will make, and each will direct its agents and Representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, the transactions contemplated in this Agreement and the other Transaction Documents, or any of the terms, conditions, or other aspects of this Agreement and the other Transaction Documents. If a party is required by law or the rules of any applicable regulatory authority or stock exchange to make any such disclosure, it shall, unless otherwise prohibited by law or the rules of any applicable regulatory authority or stock exchange and so far as practicable, first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law or the rules of any applicable regulatory authority or stock exchange, and the time and place that the disclosure will be made.

(f) In the event that a Receiving Party or its Representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process by any governmental, supra-governmental judicial or regulatory authority) to disclose any Confidential Information, it will promptly notify the relevant Disclosing Party of such request or requirement so that the Disclosing Party may seek an appropriate protective order and/or injunctive relief and/or waive compliance with the provisions of the Agreement. If, in the absence of a protective order, injunctive relief or other remedy or the receipt of a waiver hereunder, the Receiving Party or its Representatives are, in the opinion of counsel, compelled to disclose Confidential Information to any tribunal or regulatory authority or else stand liable for contempt or suffer other censure or penalty, the Receiving Party or its Representatives may disclose to such tribunal or regulatory authority only that portion of the Confidential Information which such counsel advises that the Receiving Party is legally required to be disclosed. The Receiving Party shall not be liable for the disclosure of Confidential Information pursuant to the preceding sentence unless such disclosure was caused by or resulted from a previous disclosure by the Receiving Party or its Representatives not permitted by this Agreement.

Notwithstanding the foregoing, the Receiving Party will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information by such tribunal or regulatory authority.

(g) It is understood and agreed that money damages alone under Section 7 would not be a sufficient remedy for any breach of Section 6.4 of this Agreement by the

Receiving Party or its Representatives and that the Disclosing Party shall be entitled to specific performance and injunctive relief as remedies of any such breach. Such remedies shall not be deemed to be exclusive remedies for a breach of Section 6.4 of this Agreement by the Receiving Party or any of its Representatives but shall be in addition to all other remedies available at law or in equity to the Disclosing Party, provided that the total liability for money damages or other monetary compensation available at law or in equity shall not exceed (and shall be included within) the amounts set out in Section 7.1(a)(ii) and 7.1(b) (as applicable).

(h) The provisions of this Section 6.4 shall to the extent inconsistent with any confidentiality or non-disclosure obligations agreed between the parties prior to execution of this Agreement override and prevail over such other confidentiality or non-disclosure obligations.

6.5. Approvals of Governmental Authorities. (a) Seller and Buyer shall take, and shall cause their respective Affiliates (excluding in the case of Buyer, Nikko Principal Investments Limited and Royal Bank of Scotland (Equity Finance) and their respective Affiliates) to take, all reasonable steps necessary or appropriate, and shall use, and shall cause their respective Affiliates (excluding in the case of Buyer, Nikko Principal Investments Limited and Royal Bank of Scotland (Equity Finance) and their respective Affiliates) to use, all commercially reasonable efforts, to obtain as promptly as practicable all consents, approvals, authorizations, licenses and orders of Governmental Authorities required to be obtained by Seller or any of its Affiliates or Buyer or any of its Affiliates, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Seller and Buyer shall cooperate with each other and each other’s respective Affiliates in seeking to obtain all such consents, approvals, authorizations, licenses and orders, and shall provide and shall cause (insofar as they are reasonably able) their respective Affiliates to provide, such information and communications to Governmental Authorities as such Governmental Authorities may reasonably request in connection therewith.

(c) Within 2 Business Days after the date hereof, Buyer shall file with the Bermuda Monetary Authority an application for the acquisition of control of the Company.

6.6. Further Assurances. On and after the Closing Date, each of the parties shall execute, and shall cause their respective Affiliates to the extent relevant (excluding in the case of Buyer, Nikko Principal Investments Limited and Royal Bank of Scotland (Equity Finance) and their respective Affiliates) to execute, such reasonable documents, instruments and conveyances, and take, and cause their respective Affiliates to the extent relevant (excluding in the case of Buyer, Nikko Principal Investments Limited and Royal Bank of Scotland (Equity Finance) and their respective Affiliates) to take, such further reasonable actions as may be reasonably required or desirable to carry out the transactions contemplated by this Agreement and the Transaction Documents. From and after the Closing Date, any notice or inquiries received by Seller on behalf of the Company will be promptly forwarded or referred to Buyer or the Company.

6.7. Performance of Conditions. Seller shall, and shall cause the Company to, take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Buyer and Seller to consummate the transactions contemplated by this Agreement, including all conditions set forth in Section 3.1. Buyer shall take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Buyer and Seller to consummate the transactions contemplated by this Agreement, including all conditions set forth in Section 3.2. Without prejudice to the foregoing, Buyer shall take all reasonable steps prior to Closing, to effect as promptly as reasonably practicable the satisfaction of all of the conditions required to be satisfied pursuant to the Equity Commitments and the Debt Funding Agreement (as defined in Section 5.6) in order for Buyer to consummate the transactions contemplated by this Agreement.

6.8. Authority, Bank Accounts, Etc. Resignations, appropriately executed signature cards, and all other documentation needed in preparation for closing bank and other investment accounts, letters of credit or other security arrangements of the Company and deposits maintained by the Company with any Governmental Authority, or transferring signature authority therefor, will be provided to Buyer by Seller upon Closing. Seller will use its commercially reasonable efforts to cooperate with and assist Buyer in obtaining, subsequent to Closing, any statutory or regulatory approvals required to enable the Company to make the appropriate closings or transfers, including transfers of signature authorization, and in providing all notices thereof as may be required by appropriate Governmental Authorities. From and after Closing, no agent or officer of Seller shall take any action with respect to any such accounts or deposits other than as may be expressly authorized in writing by Buyer.

6.9. Change of Name. Promptly after Closing, Buyer will cause the Company and the Subsidiary to make all filings necessary to change each of the Company’s and the Subsidiary’s names in Bermuda to a name which does not include the words “Overseas Partners,” “OP” or any confusingly similar derivation of the name of Seller. Promptly after receiving approval of such name change from the appropriate Governmental Authority in Bermuda, Buyer will cause the Company and the Subsidiary to make all filings necessary to change the Company’s and the Subsidiary’s names to the names approved in Bermuda and in all other jurisdictions in which the Company and the Subsidiary is licensed to transact business. Buyer’s right to use the Overseas Partners name during the Name Change Period is subject to the following conditions:

(a) Buyer agrees that, upon Seller’s request, Buyer will promptly submit to Seller samples of materials including advertising materials, using the Overseas Partners name (the “Seller Mark”), which will comply with Seller’s reasonable quality standards, and will respond to all of Seller’s reasonable inquiries concerning the products sold and services rendered under the Seller Mark, and Seller shall notify Buyer in writing of any deficiencies or departures from Seller’s reasonable quality standards, in which case Buyer agrees to take steps to promptly correct the same. In addition, and without limiting the generality of the foregoing, Buyer will submit to Seller, before use, all materials which differ in any material respect from materials previously used or approved by Seller, including advertising materials, on which the Seller Mark appears for Seller’s approval, which shall not be unreasonably withheld or delayed. It is understood that any materials previously used by Seller are deemed approved.

(b) Buyer acknowledges that the Seller Mark shall remain the property of Seller, and that Seller shall have the right to use the Seller Mark and to license the same to others. Seller shall have the exclusive right to register and maintain the registration of the Seller Mark.

(c) Buyer agrees that all use of the Seller Mark by Buyer shall inure to the benefit of Seller.

(d) Buyer agrees not to use the Seller Mark in any other way that would jeopardize its strength or validity or diminish its value as a trademark and/or trading name.

(e) Buyer shall promptly inform Seller of any infringement of the Seller Mark by any third party of which Buyer becomes aware. Notwithstanding the foregoing, Seller shall have sole and full rights to control and conduct any litigation involving any infringement or alleged infringement of the Seller Mark, including the right in its sole discretion not to pursue any infringer or alleged infringer of the Seller Mark, and shall be entitled to the full proceeds of any such litigation or settlement thereof. Buyer shall provide all reasonable assistance requested by Seller, at Seller’s expense, in connection with any such litigation.

Subject to Sections 6.9(a) to (e) above, Buyer, the Company and the Subsidiary may use the Seller Mark after the end of the Name Change Period when notifying third parties of their name changes to the extent that, and may otherwise refer to the fact that, the Company and the Subsidiary were formerly known as Overseas Partners Re Ltd. and Overseas Partners Assurance Ltd. respectively.

6.10. Severance Costs. Subject to the limitations of liability in and the other provisions of Section 7, Seller shall be responsible for all severance and other employee costs of all persons who were or are employees (if any) up to the Closing Date of the Company and the Subsidiary (“Relevant Employees”) and shall indemnify on demand and keep indemnified the Company and Buyer (both for itself and as trustee for the Company) against all demands, claims, actions, proceedings, damages, payments, losses, reasonable costs, reasonable expenses or other liabilities in relation thereto up to October 31, 2005.

6.11. Acquisition Proposals. (a) Except as contemplated by this Agreement or as specifically consented to in writing by Buyer, from the date hereof through the Closing Date, Seller shall not and shall not permit any of its Affiliates or any of the Representatives of Seller or its Affiliates, directly or indirectly, to intentionally solicit or initiate (i) any acquisition (including by way of reinsurance not in the ordinary course of business, having regard to the fact that the Company is in run off) of the Company or any substantial part of the business, assets, capital stock or other voting securities of, or any other equity interest in, the Company or (ii) any amalgamation, merger, business combination, consolidation with or acquisition by the Company (each an “Acquisition Proposal”), initiate any discussions or negotiations regarding any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal. Seller shall promptly communicate to Buyer the terms of any Acquisition Proposal which Seller or such other Person may receive. Seller warrants to Buyer that, at the date of this Agreement, neither the Seller, any of its Affiliates nor any of the Representatives of the Seller or any of its Affiliates is in discussions with any third party in relation to an Acquisition Proposal nor, during the period from 29 July 2005 up to and including the date of this Agreement, has any of them received, or been in or sought to initiate any negotiations in respect of, an Acquisition Proposal.

(b) Notwithstanding the preceding paragraph or any other provision of this Agreement, if Seller, its Affiliates and the Representatives of Seller and its Affiliates have complied with Section 6.11(a) above and Seller, an Affiliate of Seller or a Representative of Seller or one of its Affiliates receives a bona fide Acquisition Proposal that (x) is a Superior Proposal or (y) Seller reasonably believes might be expected to result in a Superior Proposal, then Seller and its Affiliates and Representatives may (i) participate in discussions or negotiations regarding such Acquisition Proposal, (ii) furnish to the Person or Persons making such Acquisition Proposal with non public information relating to the Company or any of its Affiliates, (iii) comply with Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934 or otherwise make disclosure to its shareholders, (iv) enter into a definitive agreement with respect to any Superior Proposal, subject to Section 6.11(c) below, and (v) take any non-appealable, final action ordered to be taken by Seller by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i), (ii) and (iv), if Seller determines in good faith after consultation with its counsel that the failure to take such action would present a reasonable possibility of the Board of Directors of Seller violating its fiduciary duties under applicable law.

(c) In the event that Seller or the Company proposes to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 6.11(b)(iv), Seller shall notify Buyer in writing immediately (subject to any confidentiality provisions Seller or the Company may owe to the Person making such Superior Proposal, provided that Seller shall use its reasonable efforts to resist any confidentiality obligations or to have them removed or waived). If, before 5:00 PM (Bermuda time) on the 5th Business Day after the date Seller’s notice is given pursuant to the immediately preceding sentence, Buyer submits to Seller an offer in writing to enter into a definitive agreement with Seller or the Company on terms at least as favorable to Seller as the terms of such Superior Proposal (a “Matching Offer”), Seller and the Company shall not enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 6.11(b)(iv) and shall enter into a definitive agreement with Buyer reflecting, or amend the terms of this Agreement to reflect, the terms of Buyer’s Matching Offer (it being understood that Seller or the Company may enter into a definitive agreement pursuant to Section 6.11(b)(iv) with respect to any other Superior Proposal that may be received by Seller, any of its Affiliates or any Representative of Seller or its Affiliates, subject to compliance with this Section 6.11(c)). If Buyer does not submit a Matching Offer before 5:00 PM (Bermuda time) on the 5th Business Day after the date Seller’s notice is given pursuant to the first sentence of this Section 6.11(c), Seller may terminate this Agreement pursuant to Section 8.1(e) and enter into a definitive agreement with respect to such Superior Proposal. For the avoidance of doubt, if Buyer submits a Matching Offer in accordance with this Section 6.11(c), Seller shall notify Buyer of any further Superior Proposal or any amendment to the existing Superior Proposal, but Buyer shall not be required to make a further Matching Offer in relation to that further or amended Superior Proposal and Seller shall not be permitted to enter into a definitive agreement in connection with such further or amended Superior Proposal.

7. INDEMNIFICATION; LIMITATION OF LIABILITY.

7.1. Indemnification. (a) Seller hereby indemnifies Buyer against and agrees to keep Buyer indemnified on an after-Tax basis (subject to this Section 7.1(a) and Sections 7.1(c) to (k)) and Sections 7.2 to 7.7 from any and all Losses incurred or suffered by Buyer arising out of any breach of any Warranty, covenant or agreement of Seller contained in this Agreement (other than Schedule 3), any certificate delivered by Seller at Closing or any Transaction Document (other than the Transitional Services Agreement), or the enforcement of their rights under this Section 7.1. Notwithstanding any other provision of this Agreement, Seller shall not be obligated to indemnify or keep indemnified Buyer for any Losses (i) unless and until the dollar amount of all Losses of Buyer shall equal in the aggregate $3,000,000, (but if this minimum is once exceeded Buyer may claim and Seller shall be liable for the aggregate amount and not the excess only) and (ii) to the extent that such indemnification or payment would cause the cumulative amount paid by Seller under this Section 7 (when aggregated with (A) Seller’s liability under the Transition Services Agreement and (B) the amount by which the Purchase Price is less than $170,500,000 as a result of the operation of Schedule 3) to exceed $35,000,000.

(b) Buyer hereby indemnifies Seller against and agrees to keep Seller indemnified on an after-Tax basis (subject to Sections 7.1(c), (d) (e) and (f)) from any and all Losses incurred or suffered by Seller arising out of any breach of any warranty, covenant or agreement of Buyer contained in this Agreement (other than Schedule 3), any certificate delivered by Buyer at the Closing or any Transaction Document (other than the Transitional Services Agreement), or the enforcement of their rights under this Section 7.1. Notwithstanding any other provision of this Agreement, Buyer shall not be obligated to indemnify or keep indemnified Seller for any Losses (i) unless and until the dollar amount of all Losses of Seller shall equal in the aggregate $3,000,000, (but if this minimum is once exceeded Seller may claim for and Buyer shall be liable for the aggregate amount and not the excess only) (save as regards Buyer’s obligation to pay the Purchase Price) and (ii) to the extent that such indemnification would cause the cumulative amount paid by Buyer under this Section 7.1(b) when aggregated with Buyer’s liability under the Transitional Services Agreement to exceed $35,000,000 (in addition to Buyer’s obligation to pay the Purchase Price).

(c) If any payment is made by either Buyer or Seller in or towards the settlement of any claim under this Agreement or if a Schedule 3 Payment is made and the other party and/or their respective Affiliates subsequently recovers or procures the recovery from a third party (including insurers) of an amount which is referable to that claim or Schedule 3 Payment (the Indemnified Party (as defined in Section 7.2) or Buyer (in the case of a Schedule 3 Payment) being required hereunder to use commercially reasonable efforts to collect all such insurance proceeds and indemnity, contribution and other similar payments recoverable from any such third party) the Indemnified Party or Buyer (in the case of a Schedule 3 Payment) shall or shall procure that its relevant Affiliate shall forthwith repay to the Indemnifying Party (as defined in Section 7.2) (or Seller in the case of a Schedule 3 Payment) an amount equal to whichever is the lesser of:

(i) the amount (including interest (if any) recovered from the third party (less all reasonable costs, charges and expenses incurred by the Indemnified Party (or Buyer in the case of a Schedule 3 Payment) and its Affiliates in recovering that sum from the third party and any Taxes payable by any such company on that sum); and

(ii) the amount paid by the Indemnifying Party (as defined in Section 7.2) towards settlement of the claim (or the amount of the Schedule 3 Payment if applicable).

(d) Notwithstanding anything to the contrary elsewhere in this Agreement, no party to this Agreement shall, in any event, be liable to another party to this Agreement other than for Losses.

(e) Neither Buyer nor Seller is entitled to recover more than once from the other party in respect of any one matter giving rise to a claim for indemnification under this Agreement or any of the other Transaction Documents or giving rise to a Schedule 3 Payment. Without prejudice to the foregoing, the making of a Schedule 3 Payment shall be the sole and exclusive amount which Buyer shall be entitled to recover in respect of any matter, event or circumstance which also constitutes a breach of the Warranties.

(f) Buyer and Seller shall take all reasonable action to mitigate any Loss suffered by it or any of its Affiliates in respect of a matter giving rise to a claim under this Agreement or any of the other Transaction Documents or a Schedule 3 Payment. Nothing in this Section 7 restricts or limits Seller’s or Buyer’s general obligation at law to mitigate any Loss which it may incur in consequence of a matter giving rise to a claim for indemnification under this Agreement or any of the other Transaction Documents or a Schedule 3 Payment.

(g) Seller shall have no liability under this Agreement or any of the other Transaction Documents to the extent that a specific allowance, provision or reserve was made in the Last Accounts in respect of the matters to which such liability relates or such matter was specifically referred to in the notes to the Last Accounts, or in the Interim Accounts, the Annual Statements of the Company and the Subsidiary in respect of the year ended on 31 December 2004 and/or the notes to the Interim Accounts, and/or the notes to the Annual Statements of the Company and the Subsidiary in respect of the year ended on 31 December 2004.

(h) Buyer shall have no claim for indemnification pursuant to this Agreement or any of the other Transaction Documents if and to the extent that any breach or claim occurs as a result of any legislation or administrative practice (whether of Bermuda, the United Kingdom or otherwise) not in force at the date of this Agreement which takes effect retrospectively or occurs as a result of the alteration of any legislation.

(i) If Seller indemnifies Buyer in respect of any Loss or a Schedule 3 Payment is made and Buyer subsequently recovers from a third party a sum which is referable to that Loss or Schedule 3 Payment (which Buyer shall use commercially reasonable efforts to recover), Buyer shall immediately repay to Seller so much of the amount of Loss or Schedule 3 Payment paid by Seller as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Buyer or the Company or the Company’s subsidiary undertakings or any of them (as the case may be) in recovering that sum from the third party and any Taxes payable by any such company on that sum.

(j) Seller shall have no liability under this Agreement or any of the other Transaction Documents to the extent that the circumstances giving rise to a particular Loss would not have arisen but for any voluntary act, omission, transaction or arrangement after Closing of any Buyer’s Group Undertaking or any Affiliate of any Buyer’s Group Undertaking to determine whether any person is connected with another) and their respective directors, employees or agents, which is outside the ordinary course of business of the Company and the Subsidiary as carried on at the Closing Date (having regard to the fact that the Company and the Subsidiary are in run off).

(k) (i) In relation to any breach by Seller of the Shareowners’ Equity Warranty, no disclosure shall be treated as being made against the Shareowners’ Equity Warranty, and Buyer shall be entitled to recover from Seller an amount equal to the Actual Diminution in Value (as defined in Schedule 3) on a dollar for dollar basis (and not just the Actual Diminution in Value which equals or exceeds $6,000,000).

(ii) The amount payable pursuant to Section 7 (k)(i) above shall be the sole and exclusive amount which Buyer shall be entitled to recover for breach of the Shareowners’ Equity Warranty and shall be subject to the other provisions of this Section 7 (other than 7.1 (a) (i) and 7.1(g)).

(iii) Buyer shall not be entitled to recover for breach of the Shareowners’ Equity Warranty where the Actual Diminution in Value is agreed as set out in Schedule 3 nor where the Actual Diminution of Value is $35,000,000 or more.

7.2. Procedures for Third Party Claims. (a) The party seeking indemnification under Section 7.1 (the “Indemnified Party”) agrees to give prompt notice (in accordance with Section 9.8) to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding against the Company or its subsidiary undertakings in respect of which indemnity may be sought under Section 7.1 (the “Third Party Claims”). Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve any Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Third Party Claim, except to the extent such failure shall actually prejudice the Indemnifying Party. In the event of the assertion or commencement of any Third Party Claim in respect of which indemnity would be sought by the Indemnified Party but for the fact that the notice of such Third Party Claim was sent to the Indemnifying Party, the Indemnifying Party shall give prompt notice to the Indemnified Party of such Third Party Claim.

(b) Upon receipt of notice from the Indemnified Party pursuant to Section 7.2(a), the Indemnifying Party will have the right, subject to first providing the Indemnified Party with indemnification (which shall not be subject to the limitations on liability set out in Sections 7.1(a)(i), 7.1(b)(i) and 7.3 but which shall be subject to the limitations on liability set out in Sections 7.1(a)(ii) and 7.1(b)(ii)) against all reasonable costs and expenses for which the Indemnified Party or any of its Affiliates may become liable in form and substance (including as to security) reasonably satisfactory to the Indemnified Party subject to the provisions of Section 7.2(c), to assume the defence and control of such Third Party Claims. In the event the Indemnifying Party assumes the defence of a Third Party Claim, the Indemnified Party shall have the right but not the obligation to participate in the defence of such Third Party Claim with its own counsel and at its own expense (except as provided in Section 7.2(c)) and the Indemnifying Party will cooperate with the Indemnified Party. Any election by an Indemnifying Party not to assume the defence of a Third Party Claim must be received by the Indemnified Party reasonably promptly (and in any event within 10 Business Days) following its receipt of the Indemnified Party’s notice delivered pursuant to Section 7.2(a). If the Indemnifying Party elects to assume the defence of a Third Party Claim, the Indemnifying Party shall: (i) select and instruct at its own expense counsel reasonably acceptable to the Indemnified Party; (ii) take all steps necessary in the defence or settlement of such Third Party Claims; and (iii) shall at all times diligently and promptly pursue the resolution of such Third Party Claims. The Indemnified Party shall, and shall cause each of its subsidiary undertakings and parent undertakings to, cooperate fully with the Indemnifying Party in the defence of any Third Party Claim defended by the Indemnifying Party.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 7.2(b), without the consent of (but subject to the requirement, so far as is practicable, to consult with) any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party or imposes an obligation of confidentiality and (ii) provides a complete release of any Indemnified Party that is potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims; and (iii) does not adversely affect the future liabilities of the Company or the Subsidiary. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed.

(d) If the Indemnifying Party elects not to assume the defense of a Third Party Claim, the Indemnified Party shall (subject to first being provided by the Indemnifying Party with indemnification (which shall not be subject to the limitations on liability set out in Sections 7.1(a)(i), 7.1(b)(i) and 7.3 but which shall be subject to the limitations on liability set out in Sections 7.1(a)(ii) and 7.1(b)(ii)) against all reasonable costs and expenses for which the Indemnified Party may become liable in form and substance reasonably satisfactory to the Indemnified Party):

(i) take such action as the Indemnifying Party may reasonably request to avoid, dispute, resist, appeal, compromise or defend or mitigate any such Third Party Claims;

(ii) not make any admission of or settle or compromise any liability which the Company or its subsidiary undertakings may have in relation to the Third Party claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and

(iii) if so required by the Indemnifying Party in writing, retain counsel chosen by the Indemnifying Party to proceed on behalf of the Indemnified Party or the Company or its subsidiary undertakings in relation to the Third Party Claim in accordance with the instructions of the Indemnifying Party and give to such counsel all and every assistance and information as they may require.

7.3. Procedures for the Warranties and Deadline for all Relevant Claims. The Warranties shall expire at, and shall not survive, October 31, 2005. Any Relevant Claim by Buyer shall be void if notice thereof (stating in reasonable detail the nature of the Relevant Claim and Buyer’s best estimate arrived in good faith of the amount claimed) is not provided by Buyer to Seller with reasonable promptness after Buyer becoming aware of the Relevant Claim and in any case on or prior to October 31, 2005. The warranties of Buyer under this Agreement shall expire at, and shall not survive, October 31, 2005. Any Relevant Claim by Seller shall be void if notice thereof (stating in reasonable detail the nature of the Relevant Claim against Buyer and Seller’s best estimate arrived in good faith of the amount claimed) is not provided by Seller to Buyer with reasonable promptness after Seller becoming aware of the Relevant Claim and in any case on or prior to October 31, 2005. A Relevant Claim against Buyer or Seller notified pursuant to this Section 7.3 and not satisfied, settled or withdrawn is unenforceable against Buyer or Seller (as applicable) on the expiry of the period of:

(a) 6 months starting on the day of notification of the Relevant Claim against Buyer or Seller (as applicable) in the case of a Relevant Claim which is not contingent at the date of notification, or

(b) 6 months starting from the date on which the Relevant Claim becomes actual and non-contingent in the case of a Relevant Claim which is contingent when the Relevant Claim is first notified to the Buyer or Seller (as applicable), (“Claim Period”) unless proceedings in respect of such Relevant Claim have by then been properly issued and validly served on Seller or Buyer) (as applicable). If Seller and Buyer submit to mediation pursuant to Section 7.7 hereunder, any Claim Period which has already started will be deemed not to include the time period starting on the day on which the relevant dispute or difference is referred by the parties to mediation pursuant to Section 7.7 and ending on the 20th Business Day after the day on which the mediation proceedings ended.

7.4. Interest. The Indemnifying Party shall pay interest to the Indemnified Party hereunder, at a rate per annum equal to 1% above the prime rate from time to time of Citibank NA (both after as well as before any judgement), on account of all amounts due and owing to such Indemnified Party, pursuant to the provisions hereof, from the date an indemnifiable Loss was paid or suffered by such Indemnified Party until payment in full by the Indemnifying Party.

7.5. Exclusive Remedy. Subject to Section 2.8, Section 4.4, Section 5.13, Section 6.6, Section 8.1 and Schedule 3, the parties hereto expressly acknowledge that the provisions of this Section 7 shall be the sole and exclusive remedy for breaches of the warranties, covenants or agreements contained in this Agreement, any certificate delivered at Closing and any Transaction Document.

7.6. Buyer’s Remedies. Notwithstanding that Buyer becomes aware at any time: (a) of a fact or circumstance which gives rise to or which would or might give rise to a claim for indemnification under Section 7, or (b) that there has been a breach of any other provision of this Agreement or any other Transaction Document, subject to Section 2.8 and Section 8.1, Buyer shall not be entitled to rescind this Agreement or treat this Agreement as terminated but shall only be entitled to seek indemnification under Section 7 in respect of such matter and, accordingly, Buyer waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights arising as a matter of law out of any proven fraud by Seller.

7.7. Disputes Over Size of Relevant Claim and the Amount of Any Actual Diminution in Value. Any dispute or difference which may arise between the parties hereto as to the amount which one party would be entitled to recover from another in respect of a Relevant Claim, or as to the amount of any Actual Diminution in Value (in accordance with Schedule 3), shall be submitted to non-binding mediation in accordance with the recommendations of any CEDR Solve accredited mediators under the following conditions:

(a) no mediation shall be commenced until the dispute or difference having been brought to the attention of Seller’s Chief Executive Office and Buyer’s Chief Executive Officer, Seller’s Chief Executive Office and Buyer’s Chief Executive Officer having negotiated in good faith for a period of at least 10 Business Days to try to resolve but failing to resolve such dispute or difference;

(b) there shall be a single CEDR Solve accredited mediator appointed either by agreement between Seller and Buyer or, failing such agreement within 5 Business Days of the reference to mediation, by the CEDR Chief Executive or his/her duly appointed deputy. Any request made to the CEDR Chief Executive for the appointment of a mediator shall stipulate the fields in which the mediator must have experience in order fairly to deliberate on the matter in dispute;

(c) no judicial proceedings shall be commenced until the mediation has ended and at least 20 Business Days have elapsed for further reflection and negotiation between the parties; and

(d) the costs of the mediation shall be borne equally between Seller and Buyer unless agreed otherwise.

In the case of a dispute relating to the amount of any Actual Diminution in Value, or a Relevant Claim which relates to a matter which prevents Closing taking place, the parties shall act in good faith to seek to reduce the timescales set out in this Section 7.7 having regard to the Mediation End Date (as defined in Schedule 3) and the October 14, 2005 cut-off date for Closing pursuant to Section 8.1(b). The provisions of Section 7 shall continue to apply during any mediation carried out pursuant to this Section 7.7.

8. TERMINATION.

8.1. Termination. This Agreement may be terminated:

(a) at any time prior to Closing by mutual written consent of Seller and Buyer;

(b) by either Buyer or Seller at any time prior to Closing if Closing shall not have occurred on or before October 14, 2005 or such later date as is specified for Closing in Schedule 3; provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either Buyer or Seller (i) at any time after 5.00 PM (Bermuda time) on October 14, 2005 if the consent of the Bermuda Monetary Authority to the application for the acquisition of control of the Company has not been obtained by that time, or (ii) at any time prior to Closing if the Bermuda Monetary Authority has refused its consent to the application for the acquisition of control of the Company;

(d) by Seller if Seller determines, after complying with Section 6.11(c), to enter into a definitive agreement with respect to a Superior Proposal and Buyer has not submitted a Matching Offer before 5:00 PM (Bermuda time) on the 5th Business Day after the date Seller’s notice is given pursuant to the first sentence of Section 6.11(c); provided that Seller shall pay to Buyer a sum of $5,000,000 as a ‘break fee’ upon terminating this Agreement pursuant to this Section 8.1(c); or

(e) pursuant to Schedule 3, or by either Buyer or Seller in accordance with Section 2.8 (Failure to Close).

8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 2.8 or Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except with respect to Section 2.8(a), Section 8.1(c) and Section 9.12 (Expenses) and the confidentiality provisions set forth in Section 6.4. If this Agreement terminates pursuant to Schedule 3, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except with respect to Section 9.12 (Expenses) and the confidentiality provisions set forth in Section 6.4. Notwithstanding the foregoing, termination of this Agreement will not relieve any party from liability for any prior breach of Sections 6.5 and 6.7.

9. MISCELLANEOUS PROVISIONS.

9.1. Corporate Records. Seller shall provide to Buyer and cause its Affiliates to provide access to records of the Company retained by Seller to the extent reasonably required for Buyer to prepare and file financial and regulatory reports. Any such access shall be in accordance with the conditions specified in Section 6.4 as to cooperation and the conduct of any investigation, access or examination.

9.2. Headings. The table of contents and headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

9.3. Schedules. The Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, Warranties, subsections, paragraphs, subparagraphs, clauses and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.4. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and (subject to express provisions of this Agreement to the contrary) are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

9.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior consent of the other party, it being understood that nothing in this Section 9.5 shall prevent, or require Seller’s consent in connection with, any assignment by Buyer to an Affiliate of Buyer. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

9.6. Entire Agreement. This Agreement, the Disclosure Letter, the Transaction Documents and schedules hereto and thereto constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no general or specific warranties, other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or therein save that this Section 9.6 shall not exclude liability arising as a result of proven fraud.

9.7. Governing Law; Venue. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ENGLISH LAW (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF).

(b) Each of the parties hereto hereby expressly and irrevocably (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity (a “Dispute”) may be instituted in an English court; (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Dispute and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and the parties hereby agree that the courts of England are the most appropriate and convenient courts to settle any Dispute; and (iii) submits to the exclusive jurisdiction of such courts in any such

Dispute, which submission shall not in any way limit an enforcement of any judgment, decision or award in the courts of any jurisdiction where such party has assets. Each of the parties hereto hereby agrees that a final judgment in any such Dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by applicable law.

9.8. Notices. Any notice or other communication required or permitted hereunder (a “Notice”) shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) or air mail (if overseas).

Unless there is evidence that it was received earlier, a Notice is deemed given if: (i) delivered personally, when left at the relevant address specified below; (ii) sent by facsimile, when confirmation of its transmission has been recorded by the sender’s fax machine; (iii) sent by overnight courier, the date specified in the proof of delivery; and (iv) sent by airmail, 14 Business Days after posting it.

A Notice shall be delivered to the parties at the following addresses or to any other address as shall be designated pursuant to the last sentence of this Section 9.8:

(a)	if to Seller, to	Overseas Partners Ltd.
Cumberland House
P.O. Box HM1581
1 Victoria Street
Hamilton HM 11
Bermuda
	Attention:	Mark R. Bridges
	Telephone:	+1 441 295 0788
	Facsimile:	+1 441 292 9142

With a concurrent copy to:

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, New York 10019
The United States of America
	Attention:	Michael Groll
	Telephone:	+1 212 424 8616
	Facsimile:	+1 212 424 8500

(b)	if to Buyer, to:	Catalina Holdings Ltd.
c/o Mello Jones & Martin
PO Box HM 1564
Hamilton
Bermuda
	Attention:	Peter Martin
	Telephone:	+1 441 294 3604
	Facsimile:	+1 441 292 9151

With concurrent copies to:

Mayer, Brown, Rowe & Maw LLP
11 Pilgrim Street
London EC4V 6RW
England
Attention:	Stephen Bottomley
Telephone:	+44 (0)207 248 4282
Facsimile:	+44 (0)207 249 2009

Any party may, by Notice given in accordance with this Section 9.8 to the other parties, designate another address or Person for receipt of Notices hereunder. Each of the parties hereto hereby agrees that service of documents which start any Proceedings and any other documents required to be served in relation to those Proceedings (“Service Documents”) may be effected by mailing a copy of such Service Documents by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in this Section 9.8 or in any other manner allowed by law. Subject to Section 9.9 below, this Section 9.8 applies to all Proceedings wherever started.

9.9. Agent for Service of Process. Each of Seller and Buyer irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England by service on its agent in accordance with the provisions of this Section 9.9 or in any other manner allowed by law. In the event of the agent (or any replacement agent) ceasing so to act or ceasing to have an address in England, Seller and Buyer undertake to promptly appoint another person as its agent for that purpose and to procure that notice of that appointment is given to the other party in accordance with the provisions of Section 9.8.

The details of the agent for service of process for Seller are:

LeBoeuf Lamb Corporate Services Limited
1 Minster Court
Mincing Lane
London EC3R 7YL
England
Attention:	Managing Partner
Telephone:	+44 (0)207 459 5000
Facsimile:	+44 (0)207 459 5099

With a copy to Seller at the address detailed in Section 9.8 (Notices).

The details of the agent for service of process for Buyer are:

Marwyn Capital Limited
10th Floor
Bucklersbury House
3 Queen Victoria Street
London EC4N 8EL
England
Attention:	James Corsellis
Telephone:	+44 (0)207 248 0802
Facsimile:	+44 (0)207 248 0795

With a copy to Buyer at the address detailed in Section 9.8 (Notices).

9.10. No Set Off. Each party hereby relinquishes and waives any right of set off or counter claim, deduction or retention which it might otherwise have in respect of any claim or out of any payments which the other may be obliged to make (or procure to be made) pursuant to this Agreement or otherwise.

9.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.12. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants, shall be paid by the party incurring such costs or expenses; provided, however, that Buyer shall pay any filing fees required in connection with the filing with the Bermuda Monetary Authority of an application to acquire control of the Company.

9.13. No Joint Venture or Partnership Intended. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that it is their intention and understanding that the transactions contemplated hereby do not in any way constitute or imply the formation of a joint venture or partnership between Buyer and Seller.

9.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable under the laws of any jurisdiction, that shall not affect: (a) the legality, validity or enforceability in that jurisdiction of any other provision in this Agreement; or (b) the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Agreement. Seller and Buyer request that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

9.15. No Third Party Beneficiaries. Except as expressly provided in Section 4.6 and Section 7 above, a person who is not a party to this Agreement has no right under the UK Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that act.

Notwithstanding the foregoing this Agreement may be terminated or varied by written agreement between Buyer and Seller without the consent of any of the Affiliates of Buyer or Seller.

9.16. Dollar References. All dollar references and references to “US$” or “$” in this Agreement are to, and all transactions under this Agreement shall be, in the lawful currency of the United States of America.

SCHEDULE 1

KEY INFORMATION

Part 1

Details of the Company

Name	:	Overseas Partners Re Ltd.

Date of incorporation	:	12 December 1995

Place of incorporation	:	Bermuda

Company number	:	21420

Registered office	:	Clarendon House
2 Church Street
Hamilton HM11
Bermuda

Directors Name	:	Mark R. Bridges

Address	:	Cumberland House
1 Victoria Street
Hamilton HM GX
Bermuda

Nationality	:	British

Name	:	Lynda Davidson-Leader

Address	:	Cumberland House
1 Victoria Street
Hamilton HM GX
Bermuda

Nationality	:	British

Secretary	:	Catharine Lymbery

Address	:	Clarendon House
2 Church Street
Hamilton HM11
Bermuda

Nationality	:	British

Authorised share capital	:	$1,000,000 divided into 100,000 share of common stock of $10 each

Issued share capital	:	100,000 shares of common stock of $10 per share

Loan capital	:	None

Members	:	All Shares held by Seller

Charges	:	None

Part 2

Details of the Subsidiary

Name	:	Overseas Partners Assurance Ltd.

Date of incorporation	:	19 October 1998

Place of incorporation	:	Bermuda

Company number	:	25557

Registered office	:	Cumberland House
1 Victoria Street
Hamilton HM11
Bermuda

Directors Name	:	Mark R Bridges

Address	:	Cumberland House
1 Victoria Street
Hamilton HM GX
Bermuda

Nationality	:	British

Name	:	Lynda Davidson-Leader

Address	:	Cumberland House
1 Victoria Street
Hamilton HM GX
Bermuda

Nationality	:	British

Secretary	:	Christopher J. Fleming

Address	:	Cumberland House
1 Victoria Street
Hamilton HM GX
Bermuda

Nationality	:	British

Authorised share capital	:	$1,200,000 divided into common and preferred shares with a minimum par value of $1 per share

Issued share capital	:	120,000 share of common stock of par value $1

Loan capital	:	None

Members	:	All Shares held by the Company

Charges	:	None

SCHEDULE 2

WARRANTIES

In this Schedule references to the Company shall be deemed to include a reference to the Subsidiary as well save where otherwise stated.

1.	CORPORATE MATTERS

1.1	Particulars of the Company

The particulars of the Company given in Schedule 1 (Key Information) are true and accurate.

1.2	Constitution of the Company

The Company is duly organised and validly exists under the laws of Bermuda and has all requisite corporate powers and authority to own its assets and to conduct the business being carried on by it. The Company (but not the Subsidiary) is licensed to transact business as a Class 3 and long term Bermuda exempted insurance company under the laws of Bermuda (“Company Insurance Licence”). The Subsidiary is licensed to transact business as a Class 3 Bermuda exempted insurance company under the laws of Bermuda (“Subsidiary Insurance Licence”).

1.3	Shares Free From Liens

The Shares and any unissued shares, debentures or other securities of the Company are free from and unaffected by any Liens.

1.4	Entire Issued Share Capital

The Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid.

1.5	Options

There are in existence no rights or options to the issue, allotment or transfer of any loan or share capital of the Company.

1.6	Statutory Books

The register of members and all other statutory books of the Company are, save as Disclosed, in its possession or control and have been properly kept and contain a true, accurate and complete record of all matters with which they should deal. All returns, resolutions and other documents necessary to be filed with the Bermuda authorities have been duly filed and were correct in all material respects when filed.

1.7	No Interest in Other Companies

The Company has not, since its incorporation, been and has not agreed to become a subsidiary of any other company other than Seller and does not have any subsidiary other than the Subsidiary and the Company is not the legal or beneficial owner of any shares of any other company other than the Subsidiary.

1.8	Certificate of Incorporation and By-laws

The copies of the certificate of incorporation and bye-laws of the Company which are attached as exhibits to the Disclosure Letter are complete, accurate and up to date, and fully set out the rights and restrictions attaching to each class of share capital to which they relate.

1.9	Corporate Existence of Seller

Seller is a company duly organised, validly existing and in good standing under the laws of Bermuda.

1.10	Authorisation and Enforcement

Seller has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of Seller and the Company has the full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. Seller has taken all necessary corporate action to duly and validly authorise its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Seller has taken all necessary corporate action to duly and validly authorise its execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Seller and, at or prior to the Closing, each of the Transaction Documents to which Seller is a party will be duly executed and delivered by Seller. This Agreement, assuming due execution and delivery by Buyer, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws from time to time in effect which affect creditors’ rights generally and save as is otherwise Disclosed. Upon the Closing, each of the Transaction Documents to which Seller is a party, assuming due execution and delivery by the other parties thereto, will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws from time to time in effect which affect creditors’ rights generally and save as is otherwise Disclosed.

2.	ACCOUNTING AND RECORDS

2.1	General

All the accounts, ledgers and other financial records of the Company required to be kept by law have been properly and accurately kept. Save as Disclosed, none of these records nor any other systems, controls data or other information of the Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the ownership and control of the Company or Seller.

2.2	Last Accounts

The Last Accounts:

(a)	have been prepared in accordance with GAAP;

(b)	have been prepared in a manner consistent with that used in preparing the audited accounts for the three completed financial years before the financial year ended December 31 2004, in accordance with accounting principles generally accepted in the United States of America for companies carrying on a similar business to that of the Company;

(c)	present fairly the consolidated financial position of the Company and its Subsidiary as at 31 December 2004 and the consolidated results of operations and cash flows of the Company and its Subsidiary in respect of the financial period for which they were prepared.

2.3	Annual Statements Etc.

(a)	The Annual Statements of the Company and the Subsidiary for the year ended 31 December 2004 presents fairly the information therein in accordance with the provisions of the Bermuda Insurance Act of 1978 and any amendments to, or regulations made under or related to, that act (the “Act and Regulations”).

(b)	The Annual Statements of the Company and the Subsidiary for the year ended 31 December 2004, together with the related Solvency Certificate and Declaration of Statutory Ratios, complies with the requirements of the Act and Regulations.

(c)	The opinions expressed in the Solvency Certificate referred to in (b) above are reasonable.

2.4	Interim Accounts

The Interim Accounts have been prepared on a basis consistent with the Last Accounts of the Company. All adjustments necessary for a fair presentation of these Interim Accounts have been included and are of a normal and recurring nature.

3.	CURRENT FINANCIAL AFFAIRS

3.1	Financial Affairs Since Last Balance Sheet Date

Since the Last Balance Sheet Date the Company has not paid or declared or resolved to pay any dividend or made any payment or disposal which is or is treated as a dividend or distribution or return of capital to its shareholders or made any direct or indirect reduction, repayment, redemption, retirement, purchase or other acquisition of any shares of its capital stock.

3.2	Guarantees

There is not now outstanding in respect of the Company any guarantee or agreement for indemnity or for suretyship either given by or for the benefit of the Company.

3.3	Borrowings

The Company has no borrowings or indebtedness having the commercial effect of borrowings.

3.4	Capital Commitments

As at the Last Balance Sheet Date, the Company had no outstanding commitments on capital account and has not since that date incurred or contracted to incur any capital commitments or disposed or contracted to dispose of any capital assets or assets.

3.5	Bank Accounts

Full details of each bank account of the Company are Disclosed together with a statement of the credit and debit balances of these accounts as at a date not more than three days before the date of this Agreement.

3.6	Shareowners’ Equity

An unaudited consolidated balance sheet of the Company and the Subsidiary as at the last Business Day prior to the date on which the Pre-Closing Balance Sheet is delivered to Buyer pursuant to Schedule 3 and presented materially in the same form as and prepared on a basis consistent in all material respects (including as to application of accounting principles and policies) with the unaudited consolidated balance sheet of the Company and the Subsidiary as at 30 June 2005 contained in the Interim Accounts would show that the Actual Diminution in Value (as defined in Schedule 3) (if any) would not equal or exceed $6,000,000.

4.	CURRENT AFFAIRS

4.1	Affairs Since the Last Balance Sheet Date

Since the Last Balance Sheet Date:

(a)	the Company has not disposed of any assets or assumed or incurred any liabilities (including contingent liabilities) or made any payment in each case other than in the ordinary course of its business; and

(b)	the Company has not passed any resolution in general meeting.

4.2	Compliance with Laws

The Company has at all times conducted its business and affairs in all material respects in accordance with all applicable laws and regulations.

4.3	No Litigation

Except as set out in the Disclosure Letter the Company is not engaged, either on its own account or vicariously, in any suit, action, litigation, arbitration or tribunal proceedings or any governmental, regulatory or criminal investigation. In addition, no suit, action, litigation, arbitration or tribunal proceedings are, to the Knowledge of Seller, pending or threatened by or against the Company. In addition, no request has been made to or received by the Company for the supply (whether voluntarily or by way of compulsion or subpoena) of information or documentation in relation to such governmental, regulatory or criminal investigation.

4.4	Licences, Permits, Consents and Authorities

The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) required for the carrying on of its business in the manner in which such business is now carried on. All these licences, permits, consents and authorities are valid and subsisting and Seller knows of no reason why any of them should be suspended, cancelled or revoked. To Seller’s Knowledge, having regard to the fact that the Company is in run off, there are no factors that would prejudice the continuance of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world.

Without limitation to the foregoing:

(a)	the Company is in possession of all necessary Bermuda Monetary Authority permissions relating to all equity and debt securities issued by the Company; and

(b)	the Company does not and has not carried on “investment business” within the meaning of the Investment Business Act 2003, other than excluded business or exempted business within the meaning of that Act.

4.5	Insurance Licence

Seller has made available to Buyer a complete and correct copy of the Company Insurance License. Except as Disclosed, to the best of the Knowledge of Seller, and save for the fact the Company is in run off, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any of such Insurance License. The Company has not transacted any insurance or reinsurance business in any jurisdiction for which it required an insurance or reinsurance license which it did not at all material times possess.

4.6	Regulatory Filings

Except as Disclosed, the Company has filed all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to governmental or regulatory or supervisory authorities with jurisdiction over the Company or its business and assets. All such regulatory filings were at all material times in compliance in all material respects with applicable laws, and no deficiencies have been notified or asserted to the Company by any such governmental or regulatory or supervisory authority with respect to such regulatory filings that have not been satisfied.

4.7	Finder’s Fees

No broker or finder has acted directly or indirectly for the Company or Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, nor has the Company or Seller or any of its Affiliates taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any valid claim against Buyer or the Company for any broker’s or finder’s fee or other commission or compensation.

4.8	No Power of Attorney

No power of attorney given by the Company is now in force or effect.

4.9	No Government Grants

The Company has not applied for, or received, any grant, subsidy or other financial assistance from any government department, local authority or other body which is or may become liable to reduction, forfeiture or repayment.

4.10	No Winding Up

No petition has been issued, resolution passed or order made for the winding up of the Company or Seller.

4.11	Company Not Insolvent

Neither the Company nor Seller are insolvent nor are they unable to pay their respective debts as they fall due within the meaning of section 162 of the Bermuda Companies Act 1981 (as amended from time to time).

4.12	No Appointment of Receiver

No provisional liquidator, liquidator, administrative receiver or other receiver, administrator, trustee or other similar officer has taken possession of or been appointed over, and no encumbrancer has taken possession of, the whole or any part of the property of the Company or Seller and no circumstances exist which would justify or entitle the appointment of any of the same.

4.13	No Distress

No distress, execution, sequestration or other process has been levied or enforced on or against the whole or any part of the property of the Company or Seller and, to Seller’s Knowledge, none are threatened or proposed.

4.14	No Striking Off

The Company and Seller are in good standing and to Seller’s Knowledge no application has been made to strike the Company or Seller off the register and the Bermuda Registrar of Companies has not taken any steps in contemplation of striking it off the register.

4.15	No Unsatisfied Judgment

There is no unsatisfied judgment or court order outstanding against the Company or Seller.

5.	CONTRACTS AND COMMITMENTS

5.1	Disclosure of Material Contracts

The Disclosure Letter contains or attaches a complete and correct list of each insurance and reinsurance program (“Program”) to which the Company is a party, or by which it is bound, including without limitation:

(a)	each Program that has ever been entered into by the Company which provides for insurance or reinsurance between the Company and a client; and/or

(b)	each Program providing for insurance or reinsurance between the Company and a client and which still remains live and active; and/or

(c)	each Program providing for insurance or reinsurance between the Company and a client and which has been commuted with that client with the effect that the Company has therefore been fully and finally released from any further liability or obligation; and/or

(d)	each Program providing for insurance or reinsurance between the Company and a client and which has been novated to a designated third party with the effect that the Company has therefore been fully and finally released from any further liability or obligation; and/or

(e)	each Program providing for insurance or reinsurance between the Company and a client and which has been terminated or deemed closed; and/or

(f)	each Program or portion thereof which contains provisions terminating, commuting or requiring collateralisation of any outstanding balance in the event of a change in control of the Company, a merger of the Company into another entity or a deterioration in the financial position of the Company.

5.2	Characteristics of Contracts

No outstanding contract, agreement, arrangement or obligation to which the Company is currently a party:

(a)	was entered into other than on entirely arms length terms in the ordinary and proper conduct of the business of the Company;

(b)	has been breached by the Company in any material respect or will be breached in any material respect or is terminable as a result of entering into this Agreement or is otherwise liable to determination, rescission, avoidance or repudiation by any other party to it; or

(c)	contravenes or requires registration or notification under any other anti-trust, anti-monopoly, or anti-cartel legislation or regulations or competition or restrictive trade practices legislation.

5.3	Insolvency

The Company has not in the previous two years been party to a transaction to which Sections 237 and 239 of the Bermuda Companies Act 1981 or the Bermuda Bankruptcy Act 1989 may be applicable, or to which the Bermuda Bankruptcy Act 1989 may be applicable, or which would constitute a fraudulent conveyance within the meaning ascribed thereto by Section 36C of the Bermuda Conveyancing Act 1983.

5.4	Commissions and Similar Arrangements

Since January 1 2002, the Company has not entered into any commission and other special terms or similar arrangements and, save as Disclosed, since January 1 2002 there have been no sums due or demanded in relation to commissions, brokerage, profit commissions, fees or any other sums due to any broker or sub-broker, agent or sub-agent which are in dispute or which have not been properly accrued in the Interim Accounts.

5.5	Reserves

Seller has delivered to Buyer true and complete copies of all actuarial reports (the “Tillinghast Actuarial Reports”) prepared by Tillinghast Towers Perrin (“Tillinghast”) since 1 January 2003 (being those dated as of 30 June 2003, 31 December 2003, 30 June 2004 and 31 December 2004) relating to the loss and loss adjustment expense reserves of the Company. The Tillinghast Actuarial Reports constitute all actuarial reports prepared on behalf of the Company, whether externally or internally, since 1 January 2003. Tillinghast was, to the Knowledge of Seller, furnished with all relevant information for purposes of preparing the Tillinghast Actuarial Reports, and neither Seller nor the

Company is aware of any material inaccuracy in any of such information provided to Tillinghast or any reason why the Tillinghast Actuarial Reports, as of their respective dates, were incorrect in any material respect. The amount of loss and loss adjustment expense reserves of the Company stated in the Tillinghast Actuarial Reports or the Annual Statements of the Company for the years ended 31 December 2003 and 31 December 2004 do not reflect any discounting of such reserve amounts.

5.6	No Conflict

Neither the execution, delivery and performance by Seller of this Agreement or by Seller or the Company of any of the Transaction Documents to which Seller or the Company is a party nor the consummation of the transactions contemplated hereby or thereby will:

(a)	violate any provision of the by-laws or other charter or organisational document of Seller or the Company, as the case may be;

(b)	except as Disclosed, violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which Seller or the Company is a party, as the case may be, or by or to which either of them or their assets, as the case may be, may be bound or subject;

(c)	except as Disclosed, violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon, Seller, the Company or the business, or assets of Seller or the Company, as the case may be;

(d)	except as Disclosed, violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Seller or the Company, as the case may be, or to the business or assets of Seller or the Company, as the case may be;

(e)	except as Disclosed, result in the creation or imposition of any Lien on any of the assets of Seller or the Company, as the case may be (including the Company Shares); or

(f)	except as Disclosed, require the posting of additional collateral or security under the terms of any agreement to which the Company is a party.

6.	PERSONNEL

6.1	No Employees

The Company currently has no employees.

6.2	Consultancy Agreements

There are Disclosed details of all outstanding consultancy agreements with the Company.

6.3	No Disputes

The Company has at the date of this Agreement fully met and discharged all outstanding obligations, duties and liabilities statutory, contractual, or otherwise to or in respect of all former employees of the Company and there are no disputes with or in relation to or claims by any of the former employees of the Company or any circumstances likely to give rise to any such disputes or claims.

6.4	No Final Salary Pension Schemes

The Company has never operated or participated in a defined benefit superannuation, pension, life assurance, death benefit scheme or arrangement.

7.	PROPERTY MATTERS

7.1	No Interest in Property

The Company has no interest in any real property.

7.2	No Properties Ever Owned

The Company has never owned any interest in any freehold or leasehold property.

8.	ASSETS

All of the assets owned by the Company are the sole, absolute property of the Company and there is not now outstanding any Encumbrance over the whole or any part of the undertaking, property or assets of the Company and none of the assets now owned or used by the Company is the subject of any Encumbrance.

9.	CONTRACTS WITH CONNECTED PERSONS

(a)	Save as Disclosed, there is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to:

(i)	any director of the Company;

(ii)	any spouse, child, parent or sibling of any director of the Company; or

(iii)	any member of the Seller’s Group,

or owing to the Company by any director of the Company or any member of the Seller’s Group or any security for any such indebtedness or liability;

(b)	Save as Disclosed, there is not outstanding any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and which any director or former director of the Company or any Connected Person or any member of the Seller’s Group is interested, whether directly or indirectly;

(c)	The Company is not a party to, nor has its profits or financial position in each of the last three completed financial years been affected by, any agreement or arrangement with a value of $100,000 or more which is not entirely of an arm’s length nature;

(d)	Save as Disclosed, there are no existing contracts or engagements with a value of $100,000 or more to which the Company is a party and in which Seller or any member of the Seller’s Group is interested; and

(e)	Save as Disclosed, the Company does not receive any supply of services from Seller or any member of the Seller’s Group, the cessation of which would adversely affect the Company, or the replacement of which would require material effort or expenditure by the Company.

10.	INSURANCE

10.1	Details of Insurance Policies

Brief details of all existing insurance policies for the benefit of the Company, save for details of insurance polices for the benefit of the Company’s directors and officers, are set out in the Disclosure Letter (“Insurance Policies”).

10.2	Insurance Policies Valid and Enforceable

Each of the Insurance Policies is in full force and effect. The Company has not, to the Knowledge of Seller, done anything or omitted to do anything and to Seller’s Knowledge there is nothing which might make any of the Insurance Policies void or voidable. No claims have been made under any of the Insurance Policies. No claim is outstanding under any of the Insurance Policies. To the Knowledge of Seller , no fact or circumstance exists which might give rise to a claim under any of the Insurance Policies.

11.	TAXATION

11.1	Payment of or Accrual for Tax

The Company has duly paid or fully accrued for all Taxation which it is or has been liable to pay or account for prior to the date of this Agreement.

11.2	Tax Since the Last Balance Sheet Date

Since the Last Balance Sheet Date the Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on the Company other than tax arising from transactions in the ordinary course of business.

11.3	Residence for Taxation Purposes

The Company was incorporated in Bermuda and for the purposes of Taxation is and has always been resident in Bermuda and will remain so at the Closing Date. To Seller’s

Knowledge, the Company has conducted its affairs in a manner to ensure, to the Company’s satisfaction, that it has not been regarded as taxable in any jurisdiction outside Bermuda, and in particular all of the underwriting activities of the Company have been conducted solely within Bermuda.

11.4	Bermuda Taxation

Under current Bermuda law, the Company is not obligated to pay any tax in Bermuda based upon income or capital gains. Further, pursuant to the Bermuda Exempted Undertakings Tax Protection Act 1966, the Minister of Finance in Bermuda has granted the Company an Assurance that in the event of there being enacted in Bermuda any legislation imposing tax computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such taxes shall not be applicable to the Company or to any of its operations or the shares, debentures or other obligations of the Company. Such Tax Assurance is in effect until March 28, 2016.

11.5	Payroll

(a)	The Company has properly operated the Payroll Tax and Social Insurance and Hospital Levy system and has duly made all deductions and payments required to be made in respect of all private medical insurance and private pension scheme contributions.

(b)	The Company has paid or fully accrued for all Payroll Tax, Social Insurance and Hospital Levies which it is or has been liable to pay or account for prior to the date of this Agreement.

(c)	There has not been nor is there any indication that there will be a Payroll Tax audit on the Company save as Disclosed.

12.	INTELLECTUAL PROPERTY AND COMPUTER SYSTEMS

12.1	Infringement by the Company

To the Knowledge of Seller, no part of the business as currently carried on by the Company infringes or has been alleged to infringe any Intellectual Property of any other person, nor gives or has been alleged to give rise to any obligation to pay any royalty, remuneration or other sum relating to the use of Intellectual Property with a value of $100,000 or more in aggregate.

12.2	Licences to the Company

There are no licensing or other arrangements currently in place under which the Company has or will have the use of any material third party Intellectual Property after Closing.

12.3	Sufficiency

The Intellectual Property, together with any other intellectual property to be licensed or made available to the Company pursuant to the Transition Services Agreement, comprise in Seller’s opinion all of the Intellectual Property required at the date hereof by the Company to carry on its business having regard to the fact that the Company and the Subsidiary are in run-off.

12.4	Confidential Information of the Company

All confidential information used by the Company is in its lawful possession. To the Knowledge of Seller, no such confidential information is in the unauthorised possession or use of any third party.

12.5	Confidential Information of Others

The Company is not in breach of any obligation of confidence owed to any third party.

12.6	Trading Name

The Company does not use and has not used any trading or business name other than its corporate name or derivatives or acronyms thereof (including OP Re) for any purpose.

12.7	Maintenance Contracts

The Company does not have in force maintenance contracts for any items of computer hardware (including operating systems) nor any software support contracts for any computer software (including programs held on silicon chips, disks and any other media, manuals and operator guides) which it uses in its business.

12.8	No Material Failures

The Company has not suffered any material failures or breakdowns of the computer hardware or information and communication technology which it used in the year immediately preceding the date of this Agreement. The Company has not suffered any material failures or bugs in or breakdowns of the software which it has used in the year immediately preceding the date of this Agreement. For the purpose of this Warranty, “material” means failures or breakdowns which cost more that $100,000 to repair or in terms of loss of revenue or business.

12.9	Use of Hardware

The Company has operated and used all items of computer hardware used by it substantially in accordance with the manufacturers’ recommendations including (without limitation) any recommendations as to environmental conditions and power supply.

12.10	Software Used by the Company

The Intellectual Property in all computer software and related manuals and operator guides used by the Company is held by it on licences held by Seller the terms of which have been Disclosed.

12.11	No Software Alterations Without Consent

The Company has not altered, adapted or modified any software used by it whether with or without the consent of the owner or manufacturers thereof.

12.12	Integrity Regularly Reviewed

The Company has taken proper precautions to preserve the availability confidentiality and integrity of computer systems used by it.

12.13	No Fraud

To Seller’s Knowledge, there is no case arising since 1 January 2002 where fraud has been committed against the Company by use or abuse of computer systems used by the Company whether alone or in conjunction with any third party where such fraud has caused loss to the Company of $100,000 or more in aggregate.

SCHEDULE 3

DIMINUTION IN VALUE

In this Schedule:

“Actual Diminution in Value” means the actual amount of any diminution in value of the consolidated shareowners’ equity of the Company (presented materially in the same form as and prepared on a basis consistent in all material respects (including as to application of accounting principles and policies) with the unaudited consolidated balance sheet of the Company and the Subsidiary as at 30 June 2005 contained in the Interim Accounts) as at the Pre-Closing Balance Sheet Date, as compared with the figure for consolidated shareowner’s equity of the Company disclosed in the Interim Accounts (being $196,602,000), but excluding any diminution of the consolidated shareowners’ equity as a result of:

(a)	any action of the Company or the Subsidiary to which Buyer has consented or which otherwise results from Seller complying with its obligations under Section 6;or

(b)	any matter, event or circumstance to the extent that a specific provision or reserve was made in the Interim Accounts;

“Proposed Diminution in Value” means the amount of any diminution of the consolidated shareowner’s equity of the Company shown in the Pre-Closing Balance Sheet, as compared with the figure for consolidated shareowner’s equity of the Company disclosed in the Interim Accounts (being $196,602,000), but excluding any diminution of the consolidated shareowner’s equity as a result of:

(a)	any action of the Company or the Subsidiary to which Buyer has consented or which otherwise results from Seller complying with its obligations under Section 6;or

(b)	any matter, event or circumstance to the extent that a specific provision or reserve was made in the Interim Accounts;

“Shareowners’ Equity Warranty” means the Warranty contained in paragraph 3.6 of Schedule 2;

“Notification Date” means the 1st Business Day after the date on which the last condition to Closing set forth in Sections 3.1.3 and 3.2.3 is satisfied or waived and such satisfaction or waiver is notified to Seller.

All references to time shall be to Bermuda time.

1.	PREPARATION OF AUGUST BALANCE SHEET AND PRE-CLOSING BALANCE SHEET

(a)	Seller shall deliver to Buyer as soon as reasonably possible after the date of this Agreement an unaudited consolidated balance sheet of the Company and the

Subsidiary prepared by the Company as at 31 August 2005 (“August Balance Sheet”). The August Balance Sheet will be presented materially in the same form as and prepared on a basis consistent in all material respects (including as to application of accounting principles and policies) with the unaudited consolidated balance sheet of the Company and the Subsidiary as at 30 June 2005 contained in the Interim Accounts.

(b)	Seller shall deliver to Buyer on the Notification Date an updated unaudited consolidated balance sheet of the Company and the Subsidiary prepared by the Company as at the last Business Day (“Pre-Closing Balance Sheet Date”) prior to the date on which such balance sheet is delivered to Buyer (“Pre-Closing Balance Sheet”). The Pre-Closing Balance Sheet will be presented materially in the same form as and prepared on a basis consistent in all material respects (including as to application of accounting principles and policies) with the unaudited consolidated balance sheet of the Company and the Subsidiary as at 30 June 2005 contained in the Interim Accounts.

2.	IF BUYER AGREES WITH AMOUNT OF PROPOSED DIMINUTION IN VALUE

If on or before 5:00 PM on the 2nd Business Day after the Notification Date, Chris Fagan (on behalf of Buyer) or Buyer confirms to Seller in writing that Buyer agrees with the amount of the Proposed Diminution in Value (so that it becomes the Actual Diminution in Value) or if it is agreed that there is no Actual Diminution in Value:

(a)	if the amount of the Actual Diminution in Value is less than $35,000,000, Closing shall take place on the 5th Business Day after the Notification Date, or if there is not Actual Diminution in Value, and:

(i)	if the amount of the Actual Diminution in Value is less than $6,000,000, or if there is no Actual Diminution Value, the Purchase Price payable on the Buyer on Closing shall not be reduced as a result of that diminution in value; and

(ii)	if the amount of the Actual Diminution in Value is $6,000,000 or more but less than $35,000,000, the Purchase Price payable by Buyer on Closing shall be reduced from $170,500,000 (on a dollar for dollar basis) by an amount equal to the Actual Diminution in Value (and Buyer shall have no claim against the Seller for any breach of the Shareowners’ Equity Warranty); or

(iii)	if the amount of the Actual Diminution in Value is $35,000,000 or more this Agreement shall terminate automatically at 5:00 PM on the 3rd Business Day after the Notification Date, unless Buyer and Seller agree otherwise in writing before 5:00 PM on the 3rd Business Day after the Notification Date.

3.	IF BUYER DOES NOT AGREE WITH AMOUNT OF PROPOSED DIMINUTION IN VALUE

(a)	If on or before 5:00 PM on the 2nd Business Day after the Notification Date, neither Chris Fagan (on behalf of Buyer) nor Buyer has confirmed to Seller in writing that Buyer agrees with the amount of the Proposed Diminution in Value, or that there is no Proposed Diminution in Value, Seller and Buyer shall seek to agree the amount of the Actual Diminution in Value, or whether there is no Actual Diminution in Value, in good faith in accordance with the mediation procedure set out in Section 7.7, but on an expedited timetable with the aim of reaching agreement on the Actual Diminution in Value on or before 5:00 PM on the later of the date falling 12 Business Days after the Notification Date and October 11, 2005 (“Mediation End Date”).

(b)	If following such mediation, and on or before 5:00 PM on the Mediation End Date, Seller and Buyer reach agreement on the amount of the Actual Diminution in Value, or that there is no Actual Diminution in Value:

(i)	if the amount of the agreed Actual Diminution in Value is less than $35,000,000, or if there is no Actual Diminution in Value, Closing shall take place on the 3rd Business Day after the date on which the amount of the Actual Diminution in Value is agreed pursuant to the mediation and:

(A)	if the amount of the Actual Diminution in Value is less than $6,000,000, or if there is no Actual Diminution in Value, the Purchase Price payable on the Buyer on Closing shall not be reduced as a result of that diminution in value; and

(B)	if the amount of the Actual Diminution in Value is $6,000,000 or more but less than $35,000,000, the Purchase Price payable by Buyer on Closing shall be reduced from $170,500,000 (on a dollar for dollar basis) by an amount equal to the Actual Diminution in Value (and Buyer shall have no claim against the Seller for any breach of the Shareowners’ Equity Warranty); or

(ii)	if the amount of the Actual Diminution in Value is $35,000,000 or more this Agreement shall terminate automatically at 5:00 PM on the 2nd Business Day after the day on which the amount of the Actual Diminution in Value is agreed pursuant to mediation unless Buyer and Seller agree otherwise (in writing) before 5:00 PM on the 2nd Business Day after the day on which the amount of the Actual Diminution in Value is agreed pursuant to mediation.

(c)	If following such mediation, and on or before 5:00 PM on the Mediation End Date, Seller and Buyer have not reached agreement on the amount of the Actual Diminution in Value, or whether there is no Actual Diminution in Value, but neither Seller nor Buyer is asserting that the Actual Diminution in value is $35,000,000 or more:

(i)	Closing shall take place on the 3rd Business Day after the Mediation End Date;

(ii)	the Purchase Price payable on Closing shall be $170,500,000; and

(iii)	Closing shall be without prejudice to Buyer’s rights to claim against Seller for any breach of the Shareowners’ Equity Warranty (subject to the provisions of this Agreement).

(d)	If following such mediation, and on or before 5:00 PM on the Mediation End Date, Seller and Buyer have not reached agreement on the amount of the Actual Diminution in Value but either of Seller or Buyer acting in good faith reasonably believes there is a reasonable possibility that the amount of the Actual Diminution in Value is $35,000,000 or more:

(i)	Seller and Buyer shall jointly instruct a firm of independent chartered accountants (as agreed between Seller and Buyer, or failing agreement and appointment within 5 Business Days after the Mediation End Date a firm of independent chartered accountants appointed (at the request of either party) by the President for the time being of the Institute of Chartered Accountants in Bermuda) (“Accountants”) to determine, with the assistance of Tillinghast and, if relevant, such other independent experts (including lawyers) as the Accountants consider appropriate (together (“Other Independent Experts”)) whether those Accountants consider that there is a reasonable possibility that the Actual Diminution in Value is $35,000,000 or more;

(ii)	Seller and Buyer shall instruct the Accountants to make the determination referred to in Paragraph 3(d)(i) in a written confirmation (“Confirmation”) addressed to Seller and Buyer and to deliver the Confirmation to Seller and Buyer as soon as possible and in any event within 10 Business Days from the date the Accountants being instructed, and shall instruct Tillinghast (and any Other Independent Experts) to provide the Accountants with such assistance as the Accountants reasonably require in order to make the determination referred to in Paragraph 3(d)(i);

(iii)	Seller and Buyer shall be entitled to make written representations to the Accountants;

(iv)	In giving the Confirmation, the Accountants shall act as experts and not as arbitrators;

(v)	If the Confirmation states that the Accountants consider there is a reasonable possibility that the Actual Diminution in Value is $35,000,000 or more, this Agreement shall terminate automatically immediately upon receipt of the Confirmation by Seller and Buyer;

(vi)	If the Confirmation does not state that the Accountants consider there is a reasonable possibility that the Actual Diminution in Value is $35,000,000 or more:

(A)	Closing shall take place on the 3rd Business Day after the date of receipt of the Confirmation by Seller and Buyer;

(B)	the Purchase Price payable on Closing shall be $170,500,000; and

(C)	Closing shall be without prejudice to Buyer’s rights to claim against Seller for breach of the Shareowners’ Equity Warranty (subject to the provisions of this Agreement);

(vii)	In the absence of manifest error the Confirmation shall be final and binding on the parties;

(viii)	The costs of the Accountants, Tillinghast and any Other Independent Experts in connection with all matters specified in this Schedule shall be borne jointly by Seller and Buyer;

(ix)	Seller and Buyer shall each use reasonable endeavours to procure that all records, working papers and other information within their respective possession or control as may be reasonably required by the Accountants, Tillinghast and any Other Independent Experts for the purposes of this Schedule, shall be promptly made available upon a written request for them; and

(x)	If for any reason the Accountants do not deliver the Confirmation to Seller and Buyer by 5:00 PM on October 31 2005, this Agreement shall automatically terminate at 5:00 PM on October 31 2005.

4.	LIMITATIONS

The provisions of Section 7.1(a)(ii), 7.1(c), 7.1(e), 7.1(f) (to the extent such mitigation does not delay Closing), 7.1(i) and 7.2 (b), (c) and (d) shall apply to any adjustment to the Purchase Price pursuant to this Schedule. Section 7.2 (b), (c) and (d) shall apply as if (i) Seller is the Indemnifying Party; (ii) Buyer is the Indemnified Party which had made notification under 7.2(a); (iii) Third Party Claims included the assertion of any claim, or the commencement of any suit, action or proceeding against the Company or its subsidiary undertakings which had resulted in or contributed to any adjustment to the Purchase Price pursuant to this Schedule; and (iv) with all other necessary changes being made.

SCHEDULE 4

THIRD PARTY CONSENTS AND APPROVALS REQUIRED UNDER SECTIONS

3.1.3(i) and 3.2.3(i)

None

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

OVERSEAS PARTNERS LTD.

By:	/s/ Mark R. Bridges
Name:	Mark R. Bridges
Title:	CEO

CATALINA HOLDINGS LTD.

By:	/s/ E.C. Jackson
Name:	E.C. Jackson
Title:	Director